UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EINSTEIN NOAH RESTAURANT GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

555 Zang Street, Suite 300

Lakewood, Colorado 80228

March 21, 2014

Dear Stockholder:

You are cordially invited to the 2014 Annual Meeting of Stockholders of Einstein Noah Restaurant Group, Inc. to be held on April 29, 2014 at 9:00 a.m., Mountain Time, at our offices located at 555 Zang Street, Suite 300, Lakewood, Colorado 80228.

At the Annual Meeting, you will be asked to consider and vote upon proposals (1) to elect six nominees named herein as directors to serve until the 2015 Annual Meeting of Stockholders, and until their respective successors are elected and qualified; (2) to approve an amendment to the 2011 Omnibus Incentive Plan to increase the number of authorized shares for issuance under the Plan; (3) to vote on a non-binding, advisory resolution to approve the compensation of the Company’s executive officers and (4) to ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 30, 2014.

Whether or not you are able to attend the Annual Meeting, I urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the postage paid envelope provided, as a quorum of the stockholders must be present, either in person or by proxy, in order for the Annual Meeting to take place. Stockholders of record may also vote by telephone or Internet by following the instructions on the enclosed proxy card.

I would appreciate your immediate attention to the mailing of this proxy.

Yours truly,

Michael W. Arthur
Interim President and Chief Executive Officer

555 Zang Street, Suite 300

Lakewood, Colorado 80228

Notice of Annual Meeting of Stockholders To Be Held on April 29, 2014

You are cordially invited to attend the annual meeting of stockholders of Einstein Noah Restaurant Group, Inc., which will be held at our offices at 555 Zang Street, Suite 300, Lakewood, Colorado 80228 on April 29, 2014 at 9:00 a.m., Mountain Time, for the following purposes:

1.	To elect six nominees named herein as directors to serve until the 2015 Annual Meeting of Stockholders, and until their respective successors are elected and qualified;

2.	To approve an amendment to the 2011 Omnibus Incentive Plan to increase the number of authorized shares for issuance under the Plan;

3.	To vote on a non-binding, advisory resolution to approve the compensation of the Company’s executive officers;

4.	To ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 30, 2014; and

5.	To transact such other business as may properly come before the meeting.

The close of business on March 13, 2014 has been set as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any and all adjournments.

It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States. Stockholders of record may also vote by telephone or Internet by following the instructions on the enclosed proxy card. If you choose to attend the Annual Meeting, you must present proof of share ownership as of the record date. At the Annual Meeting you may still vote your shares in person even though you have previously returned your proxy by mail, telephone or Internet. If your shares are held in a bank or brokerage account, please refer to the materials provided by your bank or broker for voting instructions. The proxy is revocable at any time before it is voted.

Please note that brokers may not vote your shares on the election of directors or any other non-routine matters if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

Rhonda J. Parish
Secretary

Lakewood, Colorado

March 21, 2014

YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED

PROXY CARD AND RETURN IT PROMPTLY. YOUR PROXY IS

REVOCABLE AT ANY TIME PRIOR TO ITS USE.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to be held on April 29, 2014.

A copy of this proxy statement and our annual report to stockholders are available to you on the Internet at www.edocumentview.com/BAGL.

EINSTEIN NOAH RESTAURANT GROUP, INC.

PROXY STATEMENT

EINSTEIN NOAH RESTAURANT GROUP, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

April 29, 2014

GENERAL INFORMATION

The accompanying proxy is solicited by the board of directors of Einstein Noah Restaurant Group, Inc., a Delaware corporation (the Company), for use at the 2014 Annual Meeting of Stockholders to be held at our principal executive offices located at 555 Zang Street, Suite 300, Lakewood, Colorado 80228, on April 29, 2014, at 9:00 a.m., Mountain Time, and at any and all adjournments and postponements thereof (the Annual Meeting). The proxy may be revoked at any time before it is voted. If no contrary instruction is received, signed proxies returned by stockholders will be voted in accordance with the board of directors’ recommendations.

This proxy statement and accompanying proxy card are first being sent to stockholders on or about March 21, 2014.

Shares Outstanding and Voting Rights

Our board of directors fixed the close of business on March 13, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Our only outstanding voting stock is our common stock, $0.001 par value per share, of which 17,720,572 shares were outstanding as of the close of business on the record date. Each outstanding share of common stock is entitled to one vote.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us (Attention: Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute the revocation of a proxy.

At the Annual Meeting, stockholders will vote on proposals to elect six nominees named herein as directors to serve until the 2015 Annual Meeting of Stockholders, and until their respective successors are elected and qualified (Proposal 1);) to approve an amendment to the 2011 Omnibus Incentive Plan to increase the number of authorized shares for issuance under the Plan (Proposal 2); to vote on a non-binding, advisory resolution to approve the compensation of the Company’s named executive officers (Proposal 3); and to ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 30, 2014 (Proposal 4).

In accordance with our restated certificate of incorporation, stockholders representing one-third in voting power of the shares of stock outstanding and entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Annual Meeting. With respect to the election of directors, our stockholders may vote in favor of the nominees, may withhold their vote for all of the nominees, or may withhold their vote as to specific nominees. With respect to the other matters presented for a vote at the Annual Meeting, our stockholders may vote for or against or abstain from voting thereon. Votes withheld in the election of directors and abstentions regarding the other matters presented shall be counted for purposes of determining the existence of a quorum and will have the same effect as a vote against the nominee or other matters presented, as applicable. Under the Delaware General Corporation Law (DGCL) and our restated certificate of incorporation, the affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Proposals 1, 2, 3 and 4.

Although the advisory votes on executive compensation are non-binding as provided by law, the Company’s board of directors and compensation committee will review the results of the votes and the outcome will be given due consideration by the board of directors and compensation committee in their discretion concerning executive compensation.

Brokers who hold shares in street name for the benefit of customers generally do not have authority to vote such shares on non-routine matters unless they have instructions from their customers regarding such vote. Shares that are not voted by a broker because of the absence of customer direction are called “broker non-votes.” Broker non-votes are not considered votes for or withheld from a nominee or for or against any other proposal and therefore will have no direct impact on any proposal. Under these rules, absent authority or directions from customers, brokers will not be able to vote on Proposals 1, 2 and 3, which are considered non-routine matters. Proposal 4 is a routine proposal on which a broker or other nominee is generally empowered to vote.

Costs of Solicitation

We will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by our regular employees, without additional compensation, in person, or by mail, courier, telephone or facsimile. In addition, brokerage houses and other custodians, nominees and fiduciaries will send copies of these proxy materials to the beneficial owners of stock held by them. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Annual Report

Our 2013 Annual Report on Form 10-K, including consolidated financial statements as of and for the year ended December 31, 2013, is being distributed to all stockholders entitled to vote at the Annual Meeting together with this proxy statement, in satisfaction of the requirements of the Securities and Exchange Commission (the SEC). You may also obtain copies of our Annual Report (without exhibits), without charge, by sending a written request to: 555 Zang Street, Suite 300, Lakewood, Colorado 80228, Attention: Secretary. We will provide copies of the exhibits to the Annual Report upon payment of a reasonable fee, upon receipt of a request addressed to the Secretary. The Annual Report does not form any part of the materials for the solicitation of proxies. In addition, a copy of this proxy statement and our annual report to stockholders are available to you on the internet at www.edocumentview.com/BAGL.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 13, 2014, by:

•	each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common stock;

•	each of our executive officers;

•	each of our current directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to the table, each of the directors and executive officers possesses sole voting and investment power with respect to all shares set forth opposite his or her name. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or upon the conversion of restricted stock units (“RSUs”) held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 13, 2014, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of any other stockholder. As of March 13, 2014, we had 17,720,572shares of common stock outstanding, which are our only outstanding voting securities. Unless otherwise indicated below, the address of each person listed below is 555 Zang Street, Suite 300, Lakewood, Colorado 80228.

OWNERSHIP BY DIRECTORS AND OFFICERS AND CERTAIN OTHER BENEFICIAL OWNERS

	Amount and nature of beneficial ownership		Percent of class
Name of beneficial owner
Greenlight Capital, L.L.C. and its affiliates	6,733,469	(1)	38.0%
140 E. 45th, 24th Floor
New York, New York 10017
Wellington Management Company, LLP	1,245,977	(2)	7.0%
280 Congress Street
Boston, Massachusetts 02210
Michael W. Arthur	65,294	(3)(4)	*
Emanuel P.N. Hilario	88,671	(3)(5)	*
D. Glenn Lunde	18,757	(6)	*
John Coletta	—		*
Rhonda J. Parish	125,375	(3)(7)	*
Jeffrey J. O’Neill	318,553	(3)(8)	*
E. Nelson Heumann	45,059	(3)(9)	*
Frank C. Meyer	99,334	(3)(10)	*
Edna K. Morris	10,491	(3)(11)	*
Thomas J. Mueller	35,275	(3)(12)	*
S. Garrett Stonehouse, Jr.	36,025	(3)(13)	*

All directors and executive officers as a group (11 persons)	842,834	(14)	4.5%

*	Less than one percent.
(1)

This information is based on an amendment to a Schedule 13D filed with the SEC on November 18, 2013. Greenlight Capital, L.L.C. (“Greenlight LLC”) beneficially owns 1,964,156 of the shares listed in the table, 300,326 of which are held by Greenlight Capital, L.P. (“Greenlight Fund”) and 1,663,830 of which are held by Greenlight Capital Qualified, L.P. (“Greenlight Qualified”), of which Greenlight LLC is the general partner and for which Greenlight Capital, Inc. (“Greenlight Inc.”) acts as investment manager. Greenlight LLC has shared voting and shared dispositive power with respect to all of the shares beneficially owned by it. Greenlight Inc. beneficially owns 4,876,611 of the shares listed in the table, 300,326 of which are held by Greenlight Fund, 1,663,830 of which are held by Greenlight Qualified, and 2,912,455 of which are held by Greenlight Capital Offshore Partners (“Greenlight Offshore”), for which Greenlight Inc. acts as investment manager. Greenlight Inc. has shared voting and shared dispositive power with respect to all of the shares beneficially owned by it. DME Advisors GP, LLC (“Advisors GP”) benefically owns 1,856,858 of the shares listed in the table, 750,000 of which are also benefically owned by DME Advisors, L.P. (“Advisors”), which acts as the investment manager for a managed account (the “Managed Account”), and 1,106,858 of which are beneficially owned by DME Capital Management, L.P. (“DME CM”), of which Advisors GP is the general partner. The 750,000 shares beneficially owned by Advisors are held by the Managed Account. Of the 1,106,858 shares beneficially owned by DME CM, 312,482 shares are held by Greenlight Capital Offshore Master (Gold), Lrd. (“Greenlight Gold Offshore”) and 794,376 shares are held by Greenlight Offshore. DME Capital Management GP, LLC (“DME Management GP”), which is controlled by David Einhorn, also beneficially owns the 794,376 shares held by Greenlight Capital (Gold), L.P. (“Greenlight Gold”), of which DME Management GP is the general partner. Advisors GP has shared voting and shared dispositive power with respect to all of the shares beneficially owned by it. Mr. Einhorn beneficially owns 6,733,469 of the shares listed in the table. Such shares include the shares beneficially owned by Greenlight LC, Greenlight Inc., Advisors GP, Advisors, DME CM and DME Management GP, and held by Greenlight

Fund, Greenlight Qualified, Greenlight Offshore, the Managed Account, Greenlight Gold Offshore and Greenlight Gold. Mr. Einhorn has shared voting and shared dispositive power with respect to all of the shares beneficially owned by him.
(2)	This information is based on a Schedule 13G filed with the SEC on February 14, 2014. Wellington Management Company, LLP (“Wellington Management”) is the beneficial owner of the shares listed in the table. Wellington Management has shared voting power with respect to 662,377 of the shares and shared dispositive power with respect to all of the shares. Wellington Management does not have sole voting power or sole dispositive power with respect to any of the shares.
(3)	In January 2013, all outstanding options were adjusted as follows to reflect the effects of an extraordinary cash dividend: the number of option shares was multiplied by 1.3 and the exercise price was divided by 1.3.
(4)	Includes 30,922 shares of common stock which may be acquired upon exercise of presently exercisable stock options and indirect ownership of 5,000 shares held by IRA.
(5)	Includes 1,500 shares of common stock subject to restricted stock units and 84,169 shares of common stock which may be acquired upon exercise of presently exercisable stock options.
(6)	Includes 16,667 shares of common stock which may be acquired upon presently exercisable stock options.
(7)	Includes 1,500 shares of common stock subject to restricted stock units and 89,002 shares of common stock which may be acquired upon presently exercisable stock options.
(8)	Includes 297,286 shares of common stock which may be acquired upon exercise of presently exercisable stock options.
(9)	Includes 10,029 shares of common stock which may be acquired upon exercise of presently exercisable stock options.
(10)	Includes 30,922 shares of common stock which may be acquired upon exercise of presently exercisable stock options.
(11)	Includes 5,044 shares of common stock which may be acquired upon exercise of presently exercisable stock options.
(12)	Includes 30,922 shares of common stock which may be acquired upon exercise of presently exercisable stock options.
(13)	Includes 30,922 shares of common stock which may be acquired upon exercise of presently exercisable stock options.
(14)	Includes 3,000 shares of common stock subject to restricted stock units and 625,885 shares of common stock which may be acquired upon exercise of presently exercisable stock options.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of six directors and the board has nominated six directors for election at the Annual Meeting to serve until the 2015 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified. The number of directors is established from time to time by our board of directors pursuant to our restated certificate of incorporation and has been set at six as of the Annual Meeting date. All of the nominees are currently members of the board of directors. Stockholders are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named.

We are soliciting proxies in favor of the re-election of each of the nominees identified below. All properly executed proxies will be voted for these six nominees unless otherwise specified. All nominees have consented to serve as directors, if elected. If for any reason any nominee shall not be a candidate for election as a director at the Annual Meeting (an event that is not now anticipated), the shares represented by a properly signed and returned proxy card will be voted for such substitute, if any, as shall be designated by the board of directors, or the board may determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors in accordance with our restated certificate of incorporation.

Information About the Nominees

The names of the nominees, their ages as of March 13, 2014, and other information about them are set forth below:

Michael W. Arthur Director since October 2004 Age 74

Mr. Arthur was appointed as interim President and Chief Executive Officer of the Company on February 24, 2014. Since 1990, Mr. Arthur has headed Michael Arthur and Associates, a consulting and interim management firm specializing in restructurings, business development, and strategic, financial, marketing and branding strategies. During their restructurings, he served as CEO of California Federal Bank and financial advisor to the franchisees of Long John Silver’s Restaurants. Prior to 1990, Mr. Arthur served as Executive Vice President and Chief Financial Officer for Sizzler Restaurants and Pinkerton Security; Vice President of Marketing for Mattel Toys; and also served in management roles for D’Arcy, Masius, Benton & Bowles Advertising and Procter and Gamble. Mr. Arthur has a B.A. degree from Johns Hopkins University and attended the Wharton Graduate School of Business.

Mr. Arthur brings to the board over 30 years of business, finance, marketing and leadership experience in retail, banking, consumer products and restaurant industries making him a well-qualified candidate for a director of the Company.

E. Nelson Heumann Director since May 2004— Chairman of the Board since October 2004 Age 56

Mr. Heumann retired from Greenlight Capital, Inc., an investment management firm, in February 2011. He joined Greenlight Capital, Inc. in March 2000 and was made a managing member of Greenlight Capital, L.L.C. in January 2002. Prior to joining Greenlight, he served as director of distressed investments at SG Cowen from January 1997 to January 2000. From 1990 to January 1997, Mr. Heumann was a director responsible for distressed debt research and trading at Schroders. Prior to that, he was vice-president of bankrupt and distressed debt research for Merrill Lynch. Earlier in his career, Mr. Heumann was employed with Claremont Group, a leveraged buyout firm, and Value Line. He graduated from Louisiana State University in 1980 with a B.S. in Mechanical Engineering and in 1985 with an M.S. in Finance.

Mr. Heumann brings to the board extensive experience in investments and finance making him a well-qualified candidate for a director of the company.

Frank C. Meyer Director since May 2004 Age 70

Mr. Meyer is a private investor who was chairman of Glenwood Capital Investments, LLC, an investment advisory firm he co-founded, from January 1988 to January 2004. Since 2000, Glenwood has been a wholly owned subsidiary of the Man Group, plc, an investment advisor based in England specializing in alternative investment strategies. Mr. Meyer holds an M.B.A. from the University of Chicago and began his career at the University’s School of Business as an instructor of statistics. Mr. Meyer also serves on the board of directors of Fifth Street Finance Corp., a mezzanine lender to corporations, and Ferox, a family of convertible hedge funds.

Mr. Meyer brings to the board extensive experience in investments and finance. He also has valuable corporate governance experience serving on other company boards and committees making him a well-qualified candidate for a director of the company.

Edna K. Morris Director since January 2012 Age 62	Ms. Morris has been one of the Managing Directors for Axum Capital Partners, a private equity firm focused on education services and restaurants, since October 2009 where she leads the restaurant strategy practice. Additionally, since April 2008 she has been Chief Executive Officer and a Partner in Range Restaurant Group, which owns and operates two CityRange restaurants in Greenville and Spartanburg, South Carolina. During the prior 15 years, Ms. Morris served as President of Red Lobster and Quincy’s Family Steakhouse, and led the development and opening of a chef driven, casual dining concept, CityRange, while at Advantica, the owner and operator of Quincy’s Family Steakhouse. Ms. Morris also served as President of the James Beard Foundation, a not-for-profit entity, and was the founding president of the Women’s Foodservice Forum. In 1974, she graduated with a BS degree in psychology from the University of South Carolina. Over the past 10 years, Ms. Morris has served on the boards of Cosi, Inc. and the Culinary Institute of America. She currently serves on the board, governance committee and chair of the compensation committee for Tractor Supply Company.

Ms. Morris brings to the board diverse leadership experience in the restaurant industry as well as extensive knowledge of executive compensation and corporate cultures. Her valuable corporate governance experience serving on other company boards makes her a well-qualified candidate for a director of the company.

Thomas J. Mueller Director since December 2007 Age 62

Mr. Mueller has been the President and Partner of Mueller Consulting Inc., a consulting firm specializing in the restaurant industry, since 2006. From 2000 to 2006, Mr. Mueller served as President and Chief Operating Officer of Wendy’s International, Inc., the third largest restaurant hamburger chain in the quick service franchise industry. He began his career at Wendy’s in 1998 as the Senior Vice President, Special Projects. From 1995 to 1997, Mr. Mueller was Senior Vice President of Operations—North America, for Burger King Corporation, where he began his career as a restaurant manager in 1973. Mr. Mueller attended State University of New York at Fredonia and is chairman of the Board of Trustees of Ohio Dominican University.

Mr. Mueller brings to the board over 30 years of restaurant operational expertise, franchising, global business experience and strong management skills. His broad understanding of public restaurant companies makes him a well-qualified candidate for a director of the Company.

S. Garrett Stonehouse, Jr. Director since February 2004 Age 44	Mr. Stonehouse has been a principal and founding partner of MCG Global, LLC, a private equity investment firm in Stratford, CT, since 1995. In November 2013, he became President and Chief Financial Officer of Eagle Automotive, LLC, a Hertz Rental Car franchisee currently operating six locations in northern Alabama. Prior to co-founding MCG Global, Mr. Stonehouse was vice president of Fidelco Capital Group. Before joining Fidelco in 1994, he held various positions with GE Capital. Mr. Stonehouse is also the founder of Aventine Hill, LLC, a boutique importer and wholesaler of specialty wines from throughout Italy. Mr. Stonehouse received a B.A. degree from Boston College in economics and mathematics. Mr. Stonehouse is the former chairman of the board of directors of Denver-based Imperial Headwear, Inc. and a former member of the board of directors of Boston-based Global Novations, LLC.

Mr. Stonehouse brings to the board expertise in investments, finance and consumer products. He also brings experience in corporate governance and board leadership as a chairman and member of other company boards and committees making him a well-qualified candidate for a director of the Company.

Vote Required

Directors will be elected by the affirmative vote of the holders of a majority in voting power of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the matter.

Recommendation

The board of directors recommends that stockholders vote FOR each of the nominees for director. If not otherwise specified, proxies will be voted FOR each of the nominees for director.

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Nomination of Directors

Upon completion of the secondary offering of our shares by Greenlight Capital, Inc. (“Greenlight”) on November 18, 2013, Greenlight’s ownership percentage in the Company declined to less than 50%. As a result, we are no longer a “controlled company” under the Nasdaq Stock Market (“Nasdaq”) rules and are now subject to heightened corporate governance rules of the exchange, including the requirement that director nomination decisions be made by a majority of the independent directors in a vote in which only independent directors participate, or by a committee comprised solely of independent directors. In order to satisfy this requirement, we have established a nominating and corporate governance committee comprised of Edna K. Morris, Thomas J. Mueller and Frank C. Meyer.

Following the recommendations of our nominating and corporate governance committee, our board of directors formally nominated all of the nominees for re-election to our board at the Annual Meeting. The nominating and corporate governance committee identifies qualified individuals to be considered for our board of directors. The committee’s goal is to create a balance of diverse knowledge, experience, and interest among the board members, and the committee evaluates potential candidates accordingly. Our committee assesses director candidates for their character, judgment, business experience and acumen. At a minimum, a director candidate must possess personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of the Company and be free from conflicts of interest with the Company. There are no specific weights assigned to any particular criteria and no particular criterion is necessarily applicable to all prospective director candidates. For a discussion of the specific backgrounds and qualifications of our current director nominees, see “Information About the Nominees” above.

The nominating and corporate governance committee will consider nominees recommended by stockholders. A stockholder who wishes to recommend a person or persons for consideration as a nominee for election to the board of directors must send a written notice to the nominating and corporate governance committee addressed to the Secretary of Einstein Noah Restaurant Group, Inc. at the corporate address set forth above. The written notice must set forth (i) the name of each person whom the stockholder recommends be considered as a nominee, (ii) a business address and telephone number for each nominee (e-mail address is optional), and (iii) biographical information regarding each nominee, including the persons’ employment and other relevant experience. To be considered by the nominating and corporate governance committee, a stockholder director-nominee recommendation must be received by the nominating and corporate governance committee no later than the 120th calendar day before the first anniversary date of Einstein Noah Restaurant Group, Inc.’s proxy statement prepared in connection with the previous year’s annual meeting. The nominating and corporate governance committee did not receive any stockholder director-nominee recommendations by November 25, 2013 (120th day before the first anniversary of the date of release of the 2013 Proxy Statement).

In addition, in accordance with the Company’s restated certificate of incorporation, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at an annual meeting only pursuant to the Company’s notice of such meeting or if written notice of such stockholder’s intent to make such nomination or nominations has been received by the Secretary of the Company not less than sixty nor more than ninety days prior to the first anniversary of the preceding year’s annual meeting. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) relating to the nomination or nominations; (d) the class and number of shares of the Company which are beneficially owned by such stockholder and the person to be nominated as of the date of such stockholder’s notice and by any other stockholders known by such stockholder to be supporting such nominees as of the date of such stockholder’s notice; (e) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (f) the consent of each nominee to serve as a director of the Company if so elected as evidenced by the signature of such nominee. See the “Proposals of Stockholders” section elsewhere in the Proxy Statement for more information.

Leadership and Board Composition

Currently, E. Nelson Heumann, a retired employee of Greenlight, serves as the chairman of our board of directors and Michael W. Arthur, serves as our interim president and chief executive officer. The Company has separate positions of the chief executive officer and the board of directors chair and has determined that this current leadership structure is appropriate. The company believes having a separate chief executive officer and board of directors chair is an important part of its overall commitment to the highest standards of corporate governance. Our board of directors has determined that E. Nelson Heumann, Frank C. Meyer, Edna K. Morris, Thomas J. Mueller and S. Garrett Stonehouse, Jr., all current directors, qualify as “independent” directors under the rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the Exchange Act), and by the Nasdaq Stock Market. There are no family relationships among any of our executive officers, directors or nominees for director.

Board’s Role in Risk Oversight

The board of directors is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the board, as disclosed in the descriptions of each of the committees below, but the full board has retained responsibility for general oversight of risks. The board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Meetings of the Board of Directors and Committees

The board of directors held ten meetings during fiscal 2013 and took action by written consent twice. During fiscal 2013, no director then in office attended fewer than 75% of the aggregate total number of meetings of the board of directors held during the period in which he or she was a director and meetings held by all of the committees of the board of directors on which he or she served. The two standing committees of the board of directors in 2013 were the audit committee and the compensation committee. In January 2014, the board of directors established a nominating and corporate governance committee.

The following table shows the membership and number of meetings held by the board and each committee during fiscal 2013:

Director Committee Membership and Meetings

Director	Audit Committee	Compensation Committee	Board of Directors
Michael W. Arthur	Chair		X
E. Nelson Heumann			Chair
Frank C. Meyer	X		X
Edna K. Morris		X	X
Thomas J. Mueller		X	X
Jeffrey J. O’Neill			X
S. Garrett Stonehouse, Jr.	X	Chair	X
Fiscal 2013 Meetings	4	5	10

We have not established a policy on director attendance at annual stockholders’ meetings; however, all of our directors then in office attended our last annual meeting held in April 2013.

Our board of directors has not established a formal process for our stockholders to communicate directly with the board; however, stockholders can send communications to the board of directors by directing communications to the secretary of Einstein Noah Restaurant Group, Inc. by mail in the care of the secretary, at our principal executive offices noted above or by e-mail to rparish@einsteinnoah.com. Our audit committee has established a process for communicating complaints regarding accounting or auditing matters. Any such complaints received on the established hotline or submitted to the Chief Compliance Officer are promptly forwarded to the audit committee to take such action as may be appropriate.

Audit Committee

Frank C. Meyer (chairman), E. Nelson Heumann and S. Garrett Stonehouse, Jr. are the current members of the audit committee. Each of them is “independent” as required by the rules promulgated by the SEC under the Exchange Act and by Nasdaq. Each of them also meets the financial literacy requirements of the Nasdaq Stock Market. Our board of directors has determined that Frank C. Meyer qualifies as an “audit committee financial expert” as defined by the rules promulgated by the SEC.

The audit committee is primarily concerned with monitoring:

(1)	the integrity of our financial statements;

(2)	our compliance with legal and regulatory requirements; and

(3)	the independence and performance of our auditors.

The audit committee also is responsible for handling complaints regarding our accounting, internal accounting controls or auditing matters. The audit committee’s responsibilities are set forth in its charter which was last amended in February 2010 and is reviewed annually. The charter is available on our website at www.einsteinnoah.com . There were 4 meetings of the audit committee during fiscal 2013.

In connection with his appointment as interim President and Chief Executive Officer, as of February 24, 2014, Michael W. Arthur ceased to be a member of the audit committee.

Nominating and Corporate Governance Committee

Upon completion of the secondary offering of our shares by Greenlight on November 18, 2013, Greenlight’s ownership percentage in the Company declined to less than 50%. As a result, we are no longer a “controlled company” under Nasdaq rules and are now subject to heightened corporate governance rules of the exchange, including the requirement that director nomination decisions be made by a majority of the independent directors in a vote which only independent directors participate, or by a committee comprised solely of independent directors. In order to satisfy this requirement, on January 23, 2014, we established a nominating and corporate governance committee comprised of Edna K. Morris (chairperson), Thomas J. Mueller and Frank C. Meyer. Each of the current members is “independent” as defined in the rules promulgated by the SEC under the Exchange Act and by Nasdaq.

The nominating and corporate governance committee’s responsibilities are set forth in its charter. The charter was adopted on January 23, 2014 in connection with the formation of the committee. The committee’s charter is posted on our website at www.einsteinnoah.com. The responsibilities as outlined in the charter are:

(1)	to evaluate the size and composition of the Board, develop criteria for Board membership, and evaluate the independence of existing and prospective directors.

(2)	to actively seek and evaluate qualified individuals to become new directors as needed.

(3)	to review the suitability of each Board member for continued service when his or her term expires and when he or she has a significant change in status.

(4)	to make recommendations to the Board as to qualifications of members of the Board’s committees, committee member appointment and removal, and committee reporting to the Board and evaluate, as it deems necessary, the nature, structure, and operations of other Board committees.

(5)	to advise and make recommendations to the Board on corporate governance, board leadership structure and all matters pertaining to the role of the Board and the practices and the performance of its directors.

(6)	to develop and recommend to the Board a set of corporate governance guidelines applicable to the Company.

(7)	to consider possible conflicts of interests of directors and executive officers and any related party transactions.

(8)	to periodically review and report to the Board on the Company’s succession planning.

(9)	to annually review the Committee’s own performance and charter and recommend any proposed changes to the Board.

(10)	to develop with management and monitor the process of orienting new directors and continuing director education for existing directors.

Compensation Committee

S. Garrett Stonehouse, Jr. (chairman), Thomas J. Mueller and Edna K. Morris are the current members of the compensation committee. Each of the current members is “independent” as defined in the rules promulgated by the SEC under the Exchange Act and by Nasdaq. The compensation committee’s primary responsibility is determining the compensation of our employees generally and determining and approving compensation of our executive officers. The committee recommends compensation for our independent directors, which is established and approved by the board of directors as a whole.

The compensation committee’s responsibilities are set forth in its charter. The charter was most recently updated in July 2013 and is reviewed annually. The committee’s charter is posted on our website at www.einsteinnoah.com. The responsibilities as outlined in the charter are:

(1)	to review and approve all aspects of the compensation of the Company’s executive officers;

(2)	to review and approve corporate goals and objectives relevant to the compensation of the chief executive officer;

(3)	to review and make periodic recommendations to the board regarding the general compensation, benefits, and perquisites policies and practices of the Company;

(4)	to review succession planning recommendations from the Chief Executive Officer and Executive Vice President of Human Resources and make periodic recommendations to the Board with respect to succession planning of the executive officers; and

(5)	to review the Compensation Discussion and Analysis with management annually and to recommend its inclusion in the annual proxy statement.

There were 5 meetings of the compensation committee during fiscal 2013.

The compensation committee chairman, in consultation with senior management, sets the agenda for compensation committee meetings. The Corporate Secretary has attended meetings of the compensation committee to provide appropriate record keeping. The committee has also invited the Chief Executive Officer, Chief Financial Officer, Chief Operations Officer and Executive Vice President – Human Resources to attend certain compensation committee meetings. These individuals may attend compensation committee meetings but would not attend executive sessions.

Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis section below.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or was an officer or employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Greenlight Capital, L.L.C. and its affiliates

Greenlight beneficially owns approximately 38.3% of our common stock as of the record date. Greenlight has been involved in our financings and refinancings, has purchased our debt and equity securities and was involved in our equity recapitalization. E. Nelson Heumann, chairman of our board of directors, retired from Greenlight in February 2011.

Greenlight completed secondary public offerings of 1.5 million and 2.5 million shares of the Company’s common stock on August 9, 2013 and November 18, 2013, respectively. The Company did not receive any proceeds from either offering. In connection with the secondary offerings completed in August and November, Greenlight paid offering expense of $450,000 and $250,000, respectively. Greenlight also reimbursed the underwriter $75,000 in each of the offerings for its legal fees. The Company did not pay any expenses in connection with either secondary offering.

Procedures for Review of Transactions with Related Persons

Any proposed transaction with a related person is subject to review, negotiation and action by a committee consisting entirely of independent and disinterested directors, which committee is appointed by the board of directors at the time of any proposed transaction. The committee’s purpose and authority are set forth in resolutions appointing the committee and generally include the authority to retain such consultants, advisers and attorneys as it deems advisable in order to perform its duties.

PROPOSAL 2

APPROVAL OF AMENDMENT TO THE 2011 OMNIBUS INCENTIVE PLAN

FOR AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES FOR ISSUANCE

We are asking you to approve an amendment of the Einstein Noah Restaurant Company, Inc. 2011 Omnibus Incentive Plan (the “Incentive Plan”), which was approved by our stockholders at the 2011 Annual Meeting. A copy of the full text of the Incentive Plan is filed as Annex B to the Company’s proxy statement for the 2011 Annual meeting of Stockholders.

On February 24, 2014, the Compensation Committee and the Board approved an amendment to the Incentive Plan to increase the number of shares authorized under the Plan from 1,000,000 to 1,850,000 subject to stockholder approval. A copy of the amendment incorporating this change is attached to this proxy statement as Annex A. Except for the increase in the number of shares authorized under the Incentive Plan, the plan as previously approved by our stockholders in 2011 shall remain in full force and effect.

Amendment Increasing Shares Authorized

Prior to approval of an amendment to the 2011 Omnibus Incentive Plan on February 24, 2014, there were 224,994 shares remaining for which equity awards may be granted to existing or future participants to provide incentives and encourage stock ownership. This amendment is subject to stockholder approval and will become effective if it is approved by the requisite vote of stockholders at the Annual Meeting. The Compensation Committee considered the number of shares of common stock still available for issuance under the Incentive Plan when considering the proposed amendment. Approval of the amendment would allow the Compensation Committee to continue to grant incentive awards and reward opportunities that are tied to performance of our common stock, which the Committee believes is critical to the Company’s ability to attract, retain and reward the caliber of employees necessary to achieve superior performance.

Vote Required

The affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Proposal 2.

Recommendation

The board of directors recommends that stockholders vote FOR the approval of Proposal 2. If not otherwise specified, proxies will be voted FOR Proposal 2.

Key Date Relating to Outstanding Equity Awards and Shares Available

The following table provides information regarding outstanding equity awards and shares available for future awards under the Incentive Plan as of March 13, 2014 (and without giving effect to approval of the amendment to the Incentive Plan under this Proposal):

Total shares underlying outstanding stock options	645,489
Weighted-average exercise price of outstanding stock options	$12.96
Weighted-average remaining contractual life of outstanding stock options	8.9 years
Total shares underlying outstanding unvested full value awards	174,096
Total shares currently available for grant (1)	63,494

Summary of the Incentive Plan

The following is a summary of the material terms of the Incentive Plan. This summary is not complete and is subject to and qualified in its entirety by the actual terms of the Incentive Plan.

Awards; Eligibility. The Incentive Plan permits the grant of incentive and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards. All of our employees and third party service providers are eligible to receive awards under the Incentive Plan.

Duration. The Incentive Plan will terminate 10 years from its effective date in 2011, unless terminated sooner. After the plan is terminated, no awards may be granted but awards previously granted will remain outstanding in accordance with their terms.

Administration. The Incentive Plan is administered by the compensation committee of the board of directors or a subcommittee thereof or any other committee designated by the board of directors. The committee has full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of the Incentive Plan including, but not limited to:

•	grant awards;

•	determine persons eligible to receive awards;

•	approve forms of award agreements;

•	determine fair market value of a share;

•	amend the plan or award agreement;

•	construe and interpret the plan;

•	adopt sub-plans and/or specific provision applicable to stock awards;

•	authorize any person to executive any instrument on behalf of the Company required to effect an award;

•	determine how awards will be settled;

•	determine if awards will provide for dividend equivalents; and

•	establish programs under the Incentive Plan.

Shares Subject to the Plan. Subject to adjustment, the total number of shares available for awards under the plan, as proposed to be amended, is 1,850,000 shares. Any shares related to an award that terminates by expiration, forfeiture, cancellation or otherwise without the issuance of shares, are settled in cash in lieu of shares, or are exchanged with the committee’s permission, prior to the issuance of shares, shall be available again for grant under the plan. Any shares tendered to pay the option price or to satisfy tax withholding obligations associated with an award, shall become available again for grant under the plan. Any shares that are subject to a stock appreciation right, or SAR, granted under the plan that are not issued upon the exercise of such SAR, shall become available again for grant under the plan. Notwithstanding the foregoing, no shares that become available again for awards granted under the plan shall be available for grants of incentive stock options.

Annual Award Limits. Subject to adjustment, the maximum number of shares for which options or SARs may be granted to any participant in any calendar year shall be 300,000 shares and the maximum number of shares that may be paid to any participant in any calendar year in the form of restricted stock, restricted stock units, performance shares or other stock based awards, in each case that are performance-based compensation, shall be 300,000 shares determined as of the date of payout. The maximum aggregate amount that may be paid under an award of performance units, cash-based awards or any other award that is payable in cash, in each case that are performance-based compensation, shall be $5,000,000.

Stock Options. The Incentive Plan provides for the grant of incentive and non-qualified stock options. The committee shall determine the award of options in its sole discretion from time to time for grants to participants. The committee in its sole discretion will determine the terms and provisions applicable to the award of options which will be set forth in an Award Agreement and will describe the award as either a nonqualified stock option or incentive stock option. Such terms and provisions will also include, among other provisions, the determination of price which must be at least equal to 100% of the fair market value of a share as of the option’s grant date (110% of fair market value in the case of an incentive option granted to a holder of 10% or more of our common stock) and the determination of option term which shall not be longer than ten years from the date of grant (five years in the case of an incentive option granted to a holder of 10% or more of our common stock). The grant of an incentive option shall also limit vesting each year with respect to no more than $100,000 in value of common stock based upon fair market value of the common stock on the date of grant of the incentive option. Options granted to any participant during a calendar shall not exceed 300,000 shares of common stock.

An option may be exercised by delivery of a notice of exercise to the Company or by complying with the procedures authorized by the committee and payment of the exercise price:

•	in cash or its equivalent;

•	by cashless (broker-assisted) exercise;

•	by the surrender of a previously acquired shares of common stock with an aggregate fair market value at the time of exercise equal to the option price;

•	in any combination of the foregoing methods; and

•	any other method approved or accepted by the committee in its sole discretion.

Stock Appreciation Rights. The Incentive Plan provides for the grant of stock appreciation rights (SARs) to a participant from time to time in such number, and upon such terms as determined by the committee in its sole discretion and shall be evidenced by an award agreement. The award agreement shall include, but not limited to, the grant price which must be at least equal to 100% of the fair market value of a shares as of the grant date, the term of a SAR which shall not be later than the tenth anniversary date of its grant, (except for grants to participants outside the United States in which case the term may be greater than ten years) and the restrictions and conditions of exercise which need not be the same for each grant or each participant.

A SAR may be exercised by delivery of a notice of exercise to the Company or by complying with the procedures authorized by the committee. Payment shall be in cash, shares or a combination thereof as provided for under the applicable award agreement. Settlement of SARs shall be in an amount equal to the product of:

•	the excess of the fair market value of a shares on the date of exercise over the grant price; and

•	the number of shares with respect to which the SAR is exercised.

Restricted Stock. The Incentive Plan provides for the grant of restricted stock to a participant from time to time in such number, and upon such terms as determined by the committee in its sole discretion and shall be evidenced by an award agreement. The award agreement shall include, but not limited to, a requirement for payment of a purchase price for each share of restricted stock; a restriction based upon the achievement of specific performance goals; time-based restrictions and time-based restrictions on vesting following attainment of performance goals; restrictions under applicable laws and requirements under any stock exchange or market on which the shares are listed or traded. The committee may determine where the certificates are retained until conditions or restrictions have been satisfied or passed. After all conditions and restrictions have been satisfied or lapsed (including satisfaction of any applicable tax withholding obligations) the shares covered by each restricted stock grant shall become freely transferable by the participant and may bear a restrictive legend. The participant will have full voting rights with respect to those shares during the period of restriction unless otherwise set forth in the award agreement.

Restricted Stock Units. The Incentive Plan provides for the grant of restricted stock units to a participant from time to time in such number, and upon such terms as determined by the committee in its sole discretion and shall be evidenced by an award agreement. A grant of restricted stock units shall not represent the grant of shares of common stock of the Company but shall represent a promise to deliver a corresponding number of shares of common stock of the Company based upon the completion of service or such other terms and conditions as specified in the applicable award agreement. The award agreement may include, but not limited to, a requirement for payment of a purchase price for each restricted stock unit; a restriction based upon the achievement of specific performance goals; time-based restrictions and time-based restrictions on vesting following attainment of performance goals; restrictions under applicable laws and requirements under any stock exchange or market on which the shares are listed or traded. A participant shall have no voting rights with respect to any grant of restricted stock units. Restricted stock units will be settled upon the date such restricted stock units vest. Settlement may be made in shares, cash or a combination as specified in the award agreement.

Performance Shares. The Incentive Plan provides for the grant of performance shares to a participant from time to time in such number, and upon such terms as determined by the committee in its sole discretion and shall be evidenced by an award agreement. Each performance shares shall have an initial value equal to the fair market value of a share on the grant date and the committee shall set performance goals that will determine the number of performance shares that will be paid to a participant. Settlement may be made in cash or shares or a combination as specified in the award agreement.

Performance Units. The Incentive Plan provides for the grant of performance units to a participant from time to time in such number, and upon such terms as determined by the committee in its sole discretion and shall be evidenced by an award agreement. Each performance unit shall have an initial notional value equal to a dollar amount as determined by the committee and the committee shall set performance goals that will determine the number of performance units that will be settled and paid to a participant. Earned performance units will be settled upon the close of the performance period in the form of shares, cash or a combination as specified in the award agreement.

Other Stock-Based and Cash-Based Awards. The Incentive Plan provides for the grant of other stock-based and cash-based awards, in a form not otherwise described above, to a participant from time to time in such numbers or amounts, and upon such terms as determined by the committee in its sole discretion and shall be evidenced by an award agreement. Each stock-based award shall be expressed in terms of shares or units based on shares and each cash-based award shall specify a payment amount or payment range as determined by the committee. Payment, if any, shall be made in accordance with the terms of the award agreement, in cash, shares or a combination as determined by the committee in its sole discretion.

Transferability of Awards and Shares. Awards granted under the Incentive Plan are non-transferable, except by will or pursuant to the laws of descent and distribution, or subject to consent of the committee, pursuant to a domestic relations order entered into by a court of competent jurisdiction, and no award shall be subject to attachment, execution or levy of any kind. Options are exercisable solely by the participant during a participant’s lifetime. The committee may establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amount payable or shares deliverable in the event of, or following the participant’s death may be provided.

The committee may in its discretion determine that any or all awards shall be transferable, without compensation to the transferor, to and exercisable by such transferees; and subject to such terms and conditions as the committee may deem appropriate provided however, no award may be transferred for value without stockholder approval. The committee may also impose restrictions on any shares acquired by a participant under the Incentive Plan is it may deem advisable, including minimum holding period requirements, restrictions under applicable federal securities, blue sky or state securities laws or under stock exchange or market requirements upon which such shares are then listed or traded.

Compliance with Code Section 162(m). The provisions of the Incentive Plan are intended to ensure that all options and SARs granted hereunder to any participant who is or may be a covered employee at the time of exercise of such option or SAR grant qualify for exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(c) and that such options and SARs shall therefore be considered performance-based compensation and the Incentive Plan shall be interpreted and operated consistent with that intention. The committee may designate any award (other than an option or SAR) as performance-based compensation upon grant, in each case based upon a determination that (i) the participant is or may be a covered employee with respect to such award, and (ii) the committee wishes such award to qualify for exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(c). The committee shall have the sole authority to specify which awards are to be granted in compliance with Section 162(m) and treated as performance-based compensation. Below are the materials terms of the performance goals under the plan for awards intended to qualify as performance-based compensation:

Eligible Employees. Performance-based awards may be granted to executive officers of the Company and any other employee of the Company or its affiliates who is or may be a covered employee as defined in Section 162(m).

Performance Measures. One or more of the following performance measures may be used for performance-based awards:

• Book value	• Operational performance measures

• Cash flow	• Pre-tax income

• Earnings (aggregate or per-share)	• Profitability ratios

• Earnings before or after either, or any combination of, interest, taxes, depreciation, amortization, or restructuring costs	• Economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital)

• Return measures (including return on assets, equity, investment, invested capital, share price)	• Strategic business objectives (including objective project milestones)

• Gross or operating margins	• Expenses/costs

• Gross or net revenues	• Same store sales

• Market share	• Transactions relating to acquisitions or divestitures

• Net income	• Working capital

• Operating income/profit	• Share price

Performance measures may (i) relate to the performance of the Company or any subsidiary as a whole or any business unit or division or any combination, (ii) be compared to the performance of comparator companies, or published or special index, (iii) be based on change in the performance measure over a specified period or be cumulative, (iv) relate to or be compared to one or more performance measures, or (v) any combination.

Maximum Amount of Compensation. For the maximum number of shares or amount payable with respect to a performance-based award see Annual Award Limits above.

Effect of Termination of Services. Each Award Agreement evidencing a grant shall provide for the extent to which a participant shall vest in or forfeit such award following the participant’s termination of employment or termination as a third-party service provider and, with respect to an award in the form of an option or SAR, the extent to which a participant shall have the right to exercise the option or SAR following the participant’s termination of employment or termination as a third-party service provider. These provisions shall be determined in the sole discretion of the committee and included in each award agreement entered into with each participant.

Dividend Equivalents. In general, the committee may grant dividend equivalents and the dividend equivalents will be paid in cash or additional shares or awards as determined by the committee.

Change of Control. Unless otherwise determined by the committee and set forth in the applicable Award Agreement, upon the occurrence of a change of control:

(1)	a participant’s then-outstanding options and SARs shall immediately become fully vested (and all performance conditions shall be deemed satisfied) and exercisable over the exercise period set forth in the applicable award agreement;

(2)	a participant’s then-outstanding awards, other than options and SARs, that are not vested and as to which vesting depends solely on the satisfaction of a service obligation by a participant to the Company shall become fully vested and shall be settled in cash, shares or a combination as provided under the applicable award agreement as soon as practicable following such change in control; and

(3)	unless otherwise specified in an award agreement, a participant’s then-outstanding awards, other than options and SARs, that are not vested and as to which vesting depends solely on the satisfaction of a performance condition shall immediately vest as if such target performance was achieved and shall be settled in cash, shares or a combination as provided under the applicable award agreement as soon as practicable following such change in control.

A change of control means the occurrence of one or more of the following:

(1)	any person or any group in the aggregate equity interests (other than Greenlight Capital, L.L.C. and its affiliates) shall:

•	beneficially own (directly or indirectly) more than 50% of the aggregate voting power of all of our equity interests at the time outstanding; or

•	have the combined voting power entitled to vote generally in the election of our board of directors.

(2)	any persons, who as of the effective date, constitute the board of the directors (“incumbent board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(3)	consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the company and/or any entity controlled by the company, or a sale or other disposition of all or substantially all of the assets of the company, or the acquisition of assets or stock of another entity by the company or any entity controlled by the company;

(4)	approval by the stockholders of the company of a complete liquidation or dissolution of the company; or

(5)	any event or circumstance constituting a “change in control” under any documentation evidencing or governing any indebtedness of the company in a principal amount in excess of $10.0 million shall occur which results in an obligation of the company to prepay (by acceleration or otherwise, purchase, offer to purchase, redeem or defease all or a portion of such indebtedness).

Amendment and Termination; No Repricing Without Stockholder Approval. The Incentive Plan will terminate ten years from the effective date. However, the board of directors may amend or terminate the plan and any outstanding award at any time. An outstanding award may not be amended without prior stockholder approval to: (1) reduce the option price of an outstanding option or reduce the grant price of an outstanding SAR; (2) cancel an outstanding option or SAR in exchange for other options or SARs with an option or grant price less than the originally granted option or SAR; or (3) cancel an outstanding option or SAR with option or grant price less than the fair market value of a share on the date of cancellation in exchange of cash or another award. Notwithstanding the foregoing, no amendment of the plan shall be made without stockholder approval if stockholder approval is required pursuant to applicable stock exchange rules, state corporate laws, applicable U.S. federal laws or other applicable laws.

Adjustments. The Incentive Plan provides for adjustment to the terms and conditions of the awards in recognition of unusual or nonrecurring events affecting the company or the financial statements of the company or changes in applicable laws, regulations, or accounting principles whenever the committee determines such adjustments appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan. No termination or amendment of this Plan or an award agreement shall adversely affect in any material way any award previously granted under this Incentive Plan without the written consent of the participant holding such award. The committee may deem it necessary or advisable to amend the Incentive Plan or an award agreement for the purpose of conforming the Incentive Plan or an award agreement to any law relating to plans of this or similar nature and to the administrative regulations and rulings promulgated thereunder. A participant accepting an award under the Incentive Plan agrees to any amendment to the Plan and any award without further consideration or action.

Tax Withholding. Under the Incentive Plan, the company shall have the power and the right to deduct or withhold, or require a participant to remit to the company, the minimum statutory amount to satisfy applicable federal, state and local tax withholding requirements, domestic or foreign, with respect to any taxable event arising as a result of the Incentive Plan but in no event shall such deduction or withholding or remittance exceed the minimum statutory withholding requirements.

Under the Incentive Plan, with respect to withholding required upon the exercise of options or SARs, upon the lapse of restrictions on restricted stock, upon the settlement of restricted stock units, or upon the achievement of performance goals related to performance shares, or any other taxable event arising as a result of an award granted hereunder (collectively and individually referred to as a “share payment”), a participant may elect, subject to the approval of the committee, to satisfy the withholding requirement, in whole or in part, by having the company withhold from a share payment the number of shares having a fair market value on the date the withholding is to be determined equal to the minimum statutory withholding requirement but in no event shall such withholding exceed the minimum statutory withholding requirement. All such elections shall be irrevocable, made in writing, and signed by the participant, and shall be subject to any restrictions or limitations that the committee, in its sole discretion, deems appropriate.

Federal Income Tax Consequences

The following is intended only as a brief summary of the material U.S. federal income tax consequences of the Incentive Plan. The tax consequences to a participant will generally depend upon the type of award issued to the participant. In general, if a participant recognizes ordinary income in connection with the grant, vesting or exercise of an award, we will be entitled to a corresponding deduction equal to the amount of the income recognized by the participant. This summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

Options and Stock Appreciation Rights. In general, a participant does not have taxable income upon the grant of an option or a stock appreciation right. The participant will recognize ordinary income upon exercise of a nonqualified stock option equal to the excess of the fair market value of shares acquired on exercise over the aggregate option price for the shares. Upon exercising a stock appreciation right, the participant will recognize ordinary income equal to the cash or fair market value of the shares received. A participant will not recognize ordinary income upon exercise of an incentive stock option, or ISO, except that the alternative minimum tax may apply. If a participant disposes of shares acquired upon exercise of an ISO before the end of the applicable holding periods, the participant will recognize ordinary income. Otherwise, a sale of shares acquired by exercise of an option or a stock appreciation right generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in the shares. We normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with an option or stock appreciation right, but no tax deduction relating to a participant’s capital gains. We will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods before selling or transferring the shares.

Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Stock-Based Awards. If an award is subject to a restriction on transferability and a substantial risk of forfeiture (for example, restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. If an award has no restriction on transferability or is not subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares received. We can ordinarily claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below regarding Section 162(m) of the Code. A participant may irrevocably elect to accelerate the taxable income to the time of grant of restricted stock rather than upon lapse of restrictions on transferability or the risk of forfeiture (Section 83(b) election).

Section 409A. Section 409A of the Code imposes election, payment and funding requirements on “nonqualified deferred compensation” plans. If a nonqualified deferred compensation arrangement subject to Section 409A of the Code fails to meet, or is not operated in accordance with, the requirements of Section 409A, then compensation deferred under the arrangement may become immediately taxable and subject to a 20% additional tax. Certain awards that may be issued under the plan may constitute a “deferral of compensation” subject to the requirements of Section 409A of the Code.

Section 162(m). Compensation that qualifies as “performance-based” compensation is excluded from the $1 million deduction limitation of Section 162(m). Under the Incentive Plan, options and stock appreciation rights granted with an exercise price at least equal to 100% of the fair market value of the underlying shares on the date of grant are intended to qualify as “performance-based” compensation. In addition, grants of restricted stock, restricted stock units, performance shares and performance units that require satisfaction of performance-based requirements in order to become vested and non-forfeitable are intended to satisfy the requirements of Section 162(m) if the measure of performance for vesting or payment of the award is approved by our stockholders and the other requirements of Section 162(m) are satisfied. A number of requirements must be met in order for particular compensation to qualify, and we cannot assure you that compensation under the Incentive Plan will be fully deductible by us under all circumstances.

Benefits to Named Executive Officers and Others

Future Awards under the Incentive Plan are granted in the discretion of the Compensation Committee, and therefore are not determinable. The following table sets forth the number of stock option and restricted stock unit awards that have been granted under the Incentive Plan to our Named Executive Officers (as defined below) and the other individuals and groups indicated, as of March 13, 2014:

Name and Position	Stock Options	Restricted Stock Units
Jeffrey J. O’Neill, Former President and Chief Executive Officer	171,460	46,800
John Coletta, Chief Financial Officer	40,000	20,000
Emanuel P. N. Hilario, Chief Operations Officer	66,000	28,550
D. Glenn Lunde, Chief Concept Officer	50,000	10,000
Rhonda J. Parish, Chief Legal Officer	57,100	20,900
Brian L. Unger, Former Chief Restaurant Officer	51,000	28,500
All Current Executive Officers as a Group	435,560	154,750
All Employees as a Group (Including Officers who are not Executive Officers)	766,416	338,350

PROPOSAL 3

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote or approve on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described under the heading “Compensation Discussion and Analysis”, our executive compensation programs are designed to attract and retain high caliber executives to carry out our strategic objectives and to motivate them to enhance stockholder value. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. We urge you to read the “Compensation Discussion and Analysis” section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2013 compensation of our named executive officers.

As required by the Dodd-Frank Act, under this proposal commonly known as “say-on-pay,” our stockholders are provided the opportunity to express their views on our named executive officers’ overall compensation, as described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the adoption of the following resolution:

BE IT RESOLVED, that the stockholders of the Company approve the compensation of the Company’s named executive officers, including the Company’s compensation philosophy, policies and practices, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this proxy statement.

The say-on -pay vote is advisory and is nonbinding on the company, the compensation committee or our board of directors. However, our directors and compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions.

At the Company’s annual meeting of stockholders in 2011, the Company’s stockholders expressed a preference for holding a say-on-pay vote every three years. In line with this recommendation by our stockholders, our board of directors decided to include a say-on-pay vote in our proxy materials every three years until the next required advisory vote on the frequency of say-on-pay votes, which will occur no later than our annual meeting of stockholders in 2017. Accordingly, the next say-on-pay vote will at the annual meeting of stockholders in 2017.

Recommendation

The board of directors recommend that stockholders vote FOR Proposal No. 3. If not otherwise specified, proxies will be voted FOR Proposal No. 3.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

A resolution will be presented at the Annual Meeting to ratify the appointment by the board of directors of the firm of Grant Thornton LLP, an independent registered public accounting firm, as independent auditors to audit our financial statements for the year ending December 30, 2014. Inclusion of this proposal in our proxy statement to ratify the appointment of our independent auditors for year ending December 30, 2013 is not required, but is being submitted as a matter of good corporate practice.

Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

Fees Paid to Independent Auditors

For the fiscal years ended December 31, 2013 and January 1, 2013, Grant Thornton LLP, our independent auditor, billed the approximate fees set forth below:

Audit Fees

Aggregate fees billed by Grant Thornton LLP in connection with the audit of our consolidated financial statements as of and for the year ended December 31, 2013 and their reviews of the unaudited condensed consolidated interim financial statements during the year ended December 31, 2013 were approximately $575,993. Aggregate fees billed by Grant Thornton LLP in connection with the audit of our consolidated financial statements as of and for the year ended January 1, 2013 and their reviews of the unaudited condensed consolidated interim financial statements during the year ended January 1, 2013 were approximately $413,805.

Audit-Related Fees

Audit-related fees billed by Grant Thornton LLP in fiscal years ended December 31, 2013 and January 1, 2013 were approximately $19,000 and $18,536, respectively, relating to the annual 401(k) audit.

Tax Fees

The aggregate fees billed by Grant Thornton LLP in fiscal years ended December 31, 2013 and January 1, 2013 were $0 and $21,085, respectively, for assisting both the Company and their tax representative with an IRS examination in 2013 and 2012.

All Other Fees

There were no other fees billed by Grant Thornton LLP during the years ended December 31, 2013 and January 1, 2013.

Pre-Approval Policies and Procedures

Our audit committee has established procedures for pre-approval of audit-related and non-audit services as set forth in the audit committee charter. The audit committee pre-approves all services performed by Grant Thornton LLP and discloses such fees under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above. The audit committee considers whether the provision of the services disclosed under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” is compatible with maintaining Grant Thornton LLP’s independence.

Vote Required

The affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Proposal 4.

Recommendation

The board of directors recommends that stockholders vote FOR Proposal 4. If not otherwise specified, proxies will be voted FOR Proposal 4.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report and Compensation Committee Report shall not be deemed to be “Soliciting Material,” are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filings.

AUDIT CO MMITTEE REPORT

The audit committee of the board of directors consists of three non-employee independent directors, Frank C. Meyer, Chairman, E. Nelson Heumann and S. Garrett Stonehouse, Jr. The audit committee is a standing committee of the board of directors and operates under a written charter initially approved by the board of directors in January 2004 and most recently amended in February 2010, which is reviewed annually and which was most recently reviewed and approved by the committee in February 2014.

Management is responsible for our system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The audit committee is responsible for monitoring (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, and (3) the independence and performance of our auditors.

The audit committee has reviewed with our management and the independent accountants the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2013, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The audit committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standards No. 61, as amended, Communication With Audit Committees .

Our independent accountants also provided to the audit committee the written disclosure required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant’s communications with the audit committee concerning independence. The audit committee discussed with the independent accountants that firm’s independence. The audit committee considered the audit-related and non-audit services provided by the independent accountants and subsequently concluded that such services were compatible with maintaining the accountants’ independence.

Based on the audit committee’s discussion with management and the independent accountants, and the audit committee’s review of the representation of management and the report of the independent accountants to the audit committee, the audit committee recommended that the board of directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

AUDIT COMMITTEE

Frank C. Meyer, Chairman

E. Nelson Heumann

S. Garrett Stonehouse, Jr.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

COMPENSATION COMMITTEE

S. Garrett Stonehouse, Jr., Chairman

Edna K. Morris

Thomas J. Mueller

The following Compensation Discussion & Analysis makes reference to certain non-GAAP measures used to determine company performance as reconciled in our Form 10-K on pages 31, 37, 42 and 46 and discussed on page 29 of our Form 10-K.

COMPENSATION DISCUSSION & ANALYSIS

In this Compensation Discussion and Analysis, we discuss our compensation objectives, our compensation decisions and the rationale behind those decisions in connection with the 2013 compensation of our executive officers, which consist of our CEO, CFO, COO, CCO and CLO. Our named executive officers, or NEOs, include:

•	Jeffrey J. O’Neill, our Former President and Chief Executive Officer (CEO), who resigned from the Company on February 24, 2014;

•	Emanuel P.N. Hilario, our Chief Operations Officer (COO), effective as of July 18, 2013, and former Chief Financial Officer (CFO) until October 21, 2013;

•	John Coletta, our Chief Financial Officer (CFO), who joined the Company on October 21, 2013;

•	D. Glenn Lunde, our Chief Concept Officer (CCO), who joined the Company on June 3, 2013;

•	Rhonda J. Parish, our Chief Legal Officer (CLO); and

•	Brian L. Unger, our Former Chief Restaurant Officer (CRO), who retired from the Company on July 18, 2013.

As of the end of fiscal year 2013, the Company had a total of five executive officers.

Executive Summary

How was our company performance for fiscal 2013?

During 2013, we invested in promotions and marketing initiatives in order to attract new customers and encourage existing customers to try new products. In addition, we added breadth and awareness of our brands and products which contributed to our continued unit growth. We also continued to focus on expanding store level margins at our Company-owned restaurants by reducing costs. We believe that this strategy contributed to key positive Company results as summarized in the chart below.

2013 BUSINESS HIGHLIGHTS ****
Record Number of Store Openings:	10 Company-owned restaurants 14 Franchise stores 37 License stores
Returned to Stockholders:	$8.78 million, through quarterly dividends, including a dividend increase

How does our executive compensation tie to company performance?

Our compensation philosophy reflects our business strategy by its focus on a mix of financial results using adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), system-wide store sales and comparable store sale percentages, as well as individual performance evaluations under our annual performance bonus plan. In addition, the long-term compensation opportunity for our NEOs, delivered in the form of stock options and restricted stock units, is dependent on the performance of our stock price over the life of the awards. For additional information about our annual performance bonus plan and long-term equity awards, see “Elements of Executive Compensation” below.

Say-on-Pay

Our board of directors, our compensation committee and our management value the opinions of our stockholders. At the 2011 annual meeting of stockholders, over ninety-nine percent (99%) of the votes cast on the say-on-pay proposal were in favor of our executive compensation. The board of directors and compensation committee considered the strongly supportive stockholder vote and, as a result, we did not make any substantive changes to our executive compensation program. We are presenting a say-on-pay proposal for an advisory vote of our stockholders at the 2014 Annual Meeting of Stockholders, and we encourage you to vote your shares in favor of our executive compensation program. The next vote on a say-on–pay proposal and the frequency of presenting say-on-pay proposals is scheduled to occur at the 2017 Annual Meeting of Stockholders.

Objectives of our Executive Compensation Program

What are the objectives of our compensation program?

The objectives of our compensation program are to attract and retain talented executives to carry out our strategic objectives and to motivate them to enhance stockholder value. The compensation committee evaluates our business and compensation objectives on a regular basis, most recently reviewing the business objectives in November 2013. Our compensation strategy is necessarily tied to our stage of development and growth as a business.

The committee strives to balance the goal of providing competitive compensation consistent with our financial resources, while motivating our NEOs to achieve business objectives that drive stockholder value. The committee further reviews the total level of compensation to determine that our levels of pay are competitive relative to the Company’s performance and restaurant industry peers. As a result, the specific direction, emphasis and components of our executive compensation program continue to evolve together with our business strategy and performance expectations. For example, target and threshold goals for Adjusted EBITDA, one of the primary financial measures in our incentive compensation program, have been reviewed and revised from year-to-year to reflect our growth and development plans. The committee will continue to evaluate our compensation programs and make modifications designed to balance financial rewards and incentives in order to foster our business objectives and increase stockholder value.

Who designs our compensation program and makes compensation decisions?

The compensation committee is responsible for designing and administering our executive compensation programs and making decisions regarding compensation of our executive officers. In 2013, our compensation decisions with respect to salaries, incentive compensation and equity award grants were made in the first quarter of the calendar year after several months of analysis. Our compensation planning process neither begins nor ends with any particular committee meeting. Business and succession planning, evaluation of management performance and consideration of the business environment are year-round board processes.

How are compensation decisions made?

The compensation committee assists our board of directors in discharging its responsibilities relating to compensation of our executive officers. Each of the three members of our compensation committee meets the independence standards required under the Nasdaq Rules and adopted by our board of directors. Their independence from management allows the compensation committee members to apply independent judgment when designing our compensation program and in making pay decisions.

The compensation committee periodically reviews data about the compensation levels of executives in the restaurant industry in order to determine whether our compensation packages are competitive. In connection with the appointment of our CCO and CFO in 2013, the committee performed a review of our NEO base salaries compared to other executives in these positions at similarly-sized restaurant companies using information from a variety of resources, including public information about certain companies. See “What is the role of compensation consultants and market data?” below for additional information regarding the component companies reviewed in 2013 for the compensation competitive analysis. In addition, our CEO provides executive compensation recommendations to the committee based on NEO job descriptions and performance, other than for himself.

What is the role of compensation consultants and market data?

To assist in evaluating our compensation practices, the compensation committee has the authority, at Company expense, to retain independent advisors from time to time. In 2010, the compensation committee engaged Meridian Compensation Partners LLC (Meridian) as an independent compensation consultant to assist with and provide certain analyses, information and compensation design components that have been utilized and considered with respect to NEO compensation decisions for 2011, 2012 and 2013. In October, 2013 after considering the independence factors required under Nasdaq listing requirements, the compensation committee engaged Aon Hewitt as its independent compensation consultant to provide analyses and guidance on various compensation designs for consideration with respect to future NEO compensation decisions.

With the assistance of Meridian in 2010, the compensation committee selected the following companies in the restaurant, retail and hospitality industries as a compensation peer group. The committee used this peer group in 2011, 2012 and 2013 to provide competitive analysis of compensation levels (primarily base salary and short- and long-term incentives) for selected officers, including our NEOs:

AFC Enterprises, Inc.

Biglari Holdings, Inc.

Buffalo Wild Wings, Inc.

California Pizza Kitchen, Inc.

Caribou Coffee Co.

CEC Entertainment, Inc.

CKE Restaurants, Inc.

Famous Daves of America

Jamba Inc.

Panera Bread Co.

Peet’s Coffee & Tea, Inc.

Red Robin Gourmet Burgers, Inc.

Ruby Tuesday, Inc.

Sonic Corp.

Texas Roadhouse, Inc.

The compensation committee uses the market information obtained from time to time from compensation peer groups or third-party data sources to test the reasonableness of the compensation decisions it makes, but does not target any element of our executive compensation package at a particular level or quartile within a particular peer group.

What is the impact of an individual NEO’s performance on compensation?

The compensation committee or its chair meets periodically with the CEO to evaluate the NEOs’ respective performance according to their essential job duties. These meetings include a performance evaluation of the CEO in executive session by the full board of directors, as well as an annual opportunity to review with the CEO the results of each NEO’s job performance based on the NEO’s personal performance objectives for the year. They also discuss any modifications to the job duties for each NEO for the coming year. Following the review with the CEO of each NEO’s performance, the CEO schedules and conducts a performance evaluation meeting with each NEO, focusing the executive on operational and service objectives in addition to financial objectives. Individual performance affects both the base salary and the individual performance component of the bonus of each NEO.

Elements of Executive Compensation

What are the elements of our executive compensation program?

We have three elements of total direct compensation to our executive compensation program: base salary, annual performance bonus (cash), and equity awards (primarily stock options and restricted stock units). The program is designed to motivate our NEOs to enhance stockholder value by rewarding them for their performance and contributions toward achievement of short-term and long-term Company goals.

The 2013 compensation program was designed to reward attainment of goals that have a direct impact on our business results, in particular our financial results. The program also considers our overall financial position. Positive and ongoing improvements in our financial results have been rewarded through both the annual performance bonus and equity award elements of our compensation program. Base salary and annual performance bonuses are designed to reward current performance while equity awards provide a long-term incentive and align our NEOs’ and stockholders’ interests.

For 2013, Adjusted EBITDA, system-wide store sales and comparable store sales percentages were important measures in our compensation program because they aligned executive compensation with stockholder interests, are a quantitative measure of operating performance and have a direct correlation to meeting our obligations to our lenders.

Base Salary

We pay base salary to our NEOs to provide current compensation for their services. The amount of base salary is designed to be competitive with salaries for similar positions in the restaurant, retail and hospitality industries. We regularly review competitor and market data in the restaurant, retail and hospitality industries to determine the reasonableness of our compensation within the financial constraints of our performance. We use revenues and geography to further refine this analysis. Based in part upon this information, in February 2013 we increased base salaries for our CEO, CFO, CLO and CRO by an average of 2.3%. This same information was used in determining the base salaries when hiring our CCO in June 2013 and our CFO in October 2013.

Annual Performance Bonus

We use the annual performance bonus plan to motivate our NEOs to achieve specific business and financial goals based on our annual business plan. In 2013, the financial component of the annual performance bonus plan was tied to Adjusted EBITDA, system-wide store sales and comparable store sales percentages. We adjust EBITDA up (or down) for the following items (Adjusted EBITDA):

•	Loss (gain) on sale, disposal or abandonment of assets, net;

•	Impairment charges and other related costs;

•	(Other income) expense; and

•	Significant non-recurring items as approved by the directors.

We consider system-wide store sales as net sales from all restaurants, including Company-owned, franchised and licensed locations.

The purpose of the annual performance bonus is to drive Company-based initiatives and financial results and to directly tie a substantial portion of executive compensation to achievement of those financial results. For 2013, participants in the annual performance bonus plan were eligible to earn a cash bonus if a minimum financial performance goal was achieved, and a higher cash bonus if a target or maximum financial performance goal was achieved. The compensation committee approved the potential bonus range for each NEO, based on the achievement of these financial goals (weighted at 80%) and individual performance (weighted at 20%).

The threshold, target, maximum and actual annual cash bonuses for our NEOs in 2013, expressed as a percentage of base salary, were as follows:

Name	Threshold* (% of base salary)	Target* (% of base salary)	Maximum* (% of base salary)	Actual (% of base salary)
Jeffrey J. O’Neill	10%	100%	150%	25%
Emanuel P.N. Hilario	7.5%	75%	112.5%	25%
John Coletta (1)	7.5%	75%	112.5%	0%
D. Glenn Lunde	7.5%	75%	112.5%	25%
Rhonda J. Parish	7.5%	75%	112.5%	25%

*	Threshold percentages shown above assume threshold performance under the financial performance component, and no payout under the individual performance component, of the plan. Target percentages assume target performance under the financial component and target payout under the individual performance component. Maximum percentages shown in the table assume maximum payout under both the financial and individual performance components.
(1)	Mr. Coletta was not eligible to receive an annual cash bonus for 2013 based on his employment start date.

Mr. Unger retired from the Company in July 2013 and was not eligible to receive bonus under the 2013 Bonus Plan.

Plan Design. After several months of analysis and discussion, the committee redesigned our bonus plan in 2011 to reinforce the linkage between pay and performance. The committee determined that this updated bonus plan design had provided the desired results for 2011 and 2012 and, therefore, elected to implement the same design for 2013. Under the 2013 bonus plan, 80% of the target bonus opportunity was based on financial performance measures, consisting of Adjusted EBITDA weighted at 70%, system-wide store sales weighted at 15%, and comparable store sales percentages weighted at 15%, with possible adjustment in each category for significant non-recurring items approved by the directors (Company Performance Portion). The remaining 20% of the 2013 target bonus opportunity was based on individual performance (Individual Performance Portion). To be eligible for the Company Performance Portion, the Company must achieve minimum threshold levels set for Adjusted EBITDA, system-wide store sales and comparable store sales percentages. Once the threshold level is met, increasing percentages of bonuses are earned based upon the degree to which the actual Company Performance Portion exceeds the threshold level, with 150% of that portion of the target bonus being the maximum payout. The amounts earned with respect to each of the three financial performance components are added together to comprise the aggregate Company Performance Portion, which in the aggregate represents 80% of the total annual bonus opportunity.

The following table illustrates the design of the 2013 annual bonus plan. These targets are used in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations of our future results or other guidance. Investors should not apply these targets in any other context:

		Threshold*	Target*	Maximum*	Weighted (% of target opportunity)
Company Performance Portion	Adjusted EBITDA	$50.2 million	$55 million	$57.6 million	56%
	Corresponding Payout (% of target)	10%	100%	150%

	System-wide Store Sales	$561.7 million	$621.1 million	$654.1 million	12%
	Corresponding Payout (% of target)	10%	100%	150%

	Growth in Comparable Store Sales	0.25%	2.5%	5.0%	12%
	Corresponding Payout (% of target)	10%	100%	150%

Individual Performance Portion	Portion of the bonus that is based on a discretionary assessment of individual performance. Assumes generally that approximately 20% of the target bonus opportunity will be earned for strong performance, with a capped maximum of an additional 50% of target for any NEO.				20%
					100%

*	For Company Performance Portion: No payout if performance is less than Threshold. Payout for performance between Threshold and Target or between Target and Maximum is determined by interpolation. Performance at or above the Maximum level results in a maximum-level payout.

In February 2014, the committee evaluated the Company’s performance against the specific financial targets set at the beginning of 2013. The results of the Company Performance Portion are illustrated in the following table:

Financial Performance Component	Threshold	Target	Maximum	Actual	Actual as % of Target
Adjusted EBITDA (1)	$50.2 million	$55 million	$57.6 million	$47.2 million	0%
System-wide Store Sales	$561.7 million	$621.1 million	$654 million	$581 million	6%
Growth in Comparable Store Sales	0.25%	2.5%	5.0%	-.3%	0%

(1)	Adjusted EBITDA includes executive bonuses under the 2013 performance bonus plan.

Individual Performance. As discussed above, a portion of the bonus opportunity for each of our NEOs is based on an assessment of individual performance. The compensation committee reviews the recommendations of the CEO based on the individual performance of each NEO (other than himself) compared to the NEO’s job description, key initiatives, goals and objectives. Individual performance is also evaluated in light of financial, operational and customer experience elements that most accurately reflect each NEO’s role and responsibilities.

The discretionary portion of the bonus that is based on a subjective assessment of individual performance begins with a normative assumption that approximately 20% of the target bonus opportunity will be earned for strong performance, with a capped maximum at an additional 50% of target bonus opportunity for outstanding performance for any NEO. The NEOs were awarded the following percentages of their 2013 total annual bonus opportunity based on individual performance: Mr. O’Neill, 20%; Mr. Hilario, 20%; Mr. Lunde, 10%; and

Ms. Parish 20%. The 2013 annual cash bonus for Mr. Lunde was prorated based on his employment start date. Mr. Coletta was not eligible to receive an annual cash bonus for 2013 based on his employment start date and Mr. Unger retired from the Company in July 2013 and was not eligible to receive bonus under the 2013 Bonus Plan.

The amount of total annual performance bonus paid to our NEOs for 2013 is reported in our Summary Compensation Table under two separate columns: the Company Performance Portion is reported in the Non-Equity Incentive Plan Compensation column and the Individual Performance Portion is reported in the Bonus column.

2014 Bonus Plan . In February 2014, the committee adopted the bonus plan for 2014. The 2014 plan incorporates the same design components, performance metrics and weightings as the 2013 plan, except that it incorporates different target levels for the financial component of the bonus plan in order to incent our NEOs to achieve improved Company performance.

Equity Awards

Equity-based incentives are the long-term component of our executive officer compensation program. We believe that equity awards align the financial interests of our executives with those of our stockholders for longer periods than the single-year focus of the annual performance bonus plan. Equity incentives also encourage retention of employees through multi-year vesting schedules.

In order to further achieve our long-term incentive compensation objectives, the 2011 Omnibus Incentive Plan (the “Omnibus Plan”) was approved by our stockholders in May 2011. The Omnibus Plan replaced our Executive Employee Incentive Plan and was designed with the flexibility to award stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance unit awards, performance share awards, cash-based awards and other equity-based awards to eligible persons.

The compensation committee considers both market practices and the desired impact of the incentive award when determining the types of equity awards to grant. In determining the amount of awards to grant each year, the compensation committee considers the practices of the companies in our compensation peer group and Company performance, as well as the levels of personal performance, responsibility, experience, internal pay equity, retention concerns and total compensation of each NEO. The compensation committee also considers that different forms of equity create different incentives. For fiscal year 2013, the compensation committee selected a mix of equity award types to accomplish several objectives, including:

•	providing an incentive to grow stockholder value;

•	providing an incentive to preserve stockholder value and avoid excessive risks; and

•	positively impacting employee retention.

In 2013 we granted the long-term incentive opportunity to our NEOs in a combination of stock options and restricted stock units. During 2013, we granted stock appreciation rights to a broad-based group of our employees, excluding our NEOs.

Stock Options. Stock options reward the recipient for the increase in our stock price during the holding period and are also a form of at-risk compensation because the potential value of each option is tied to the increase, if any, in our stock price during the option term. We grant stock options with an exercise price equal to the closing price of our common stock on the date of grant, and the options generally expire ten years after the date of grant. Based on a review of the compensation practices and analyses of our compensation peer group, as well as Company performance in 2012, we granted a total of 240,200 options to our NEOs in 2013. This grant of stock options represented approximately 80% of the total equity awards granted to each NEO in 2013. For more information regarding stock options granted to our NEOs in 2013, including the number of awards and vesting schedules, see the Grants of Plan-Based Awards table below.

Restricted Stock Units . Restricted stock units represent the right to receive common stock of the Company if and when applicable vesting requirements are met. Such “full value” awards provide less leverage than stock options, but tend to be more effective in encouraging employee retention because the awards retain some value even if the stock price declines after the grant date. Based on a review of the compensation practices and analyses of our compensation peer group, as well as personal performance, experience and retention concerns for each NEO, we granted a total of 59,600 restricted stock units to our NEOs in 2013, representing approximately 20% of the total equity awards granted to each NEO in 2013. For more information regarding restricted stock units granted to our NEOs in 2013, including the number of awards and vesting schedules, see the Grants of Plan-Based Awards table below.

Our NEOs’ total compensation may vary significantly from year-to-year based on Company and individual performance. Further, the value of equity awards made to our senior executives will vary in value based on our stock price performance.

Other Compensation Decisions

What benefits and perquisites do our NEOs receive?

Our NEOs participate in our health and welfare benefit programs, such as medical, dental and vision care coverage, disability insurance and life insurance that are generally available to our employees. They are also eligible for paid time off, which is earned in increments throughout the year. Upon termination, each NEO is entitled to payment of accrued benefits earned prior to his or her termination.

What other plans may our NEOs participate in?

Our NEOs may participate in our non-qualified deferred compensation plan. Under federal tax rules, the participation of our NEOs and certain other management employees in our 401(k) plan is limited. The purpose of the non-qualified plan is to provide a similar means of saving for retirement for affected individuals. Eligible employees, including the CEO, CFO and other NEOs, may elect to defer the payment of up to 80% of their base salary and bonus under this plan. None of our NEOs currently participate in the non-qualified deferred compensation plan.

Do we have agreements for payments upon termination of employment or a change in control?

Offer Letters . We do not currently have employment agreements, other than offers of employment. Under the offer of employment by the Company to Mr. Hilario, the Company agreed to pay him severance in an amount equal to one year’s salary if his employment is terminated for any reason other than for cause.

Transaction Agreements . In April, 2012, we entered into a letter agreement with each of Mr. Hilario and Ms. Parish in connection with the Company’s review of strategic alternatives at that time and the compensation and benefit terms remain in effect until such agreements are terminated. In order to treat our executive officers comparably, in June, 2013 and February, 2014 we entered into letter agreements with Messrs. Lunde and Coletta, respectively, providing the same compensation and benefit terms upon a change of control. All of the agreements provide the following compensation and benefits for the executives to ensure continuity of management upon a change of control:

•

Upon a change in control of the Company, all outstanding equity awards become fully vested. If the executive’s employment is terminated without “cause” or he or she resigns for “good reason” (which in either case is referred to as a “qualifying termination”) within 24 months after the change in control, any options that were outstanding as of the date of the change in control shall remain exercisable for a period of two years following the qualifying termination, but not to exceed the expiration of the original option term.

•	If the executive remains employed through the consummation of a change in control, the Company will pay the executive a transaction success bonus in the form of a lump-sum cash payment. The amount of the transaction bonus varies by executive and by level of consideration received by the Company in the transaction. The potential transaction success bonus range for each executive is: Mr. Coletta $75,000-$300,000; Mr. Hilario $75,000-$300,000; Mr. Lunde $60,000-$275,000 and Ms. Parish $60,000-$275,000. If the executive incurs a qualifying termination prior to the transaction, the Company will pay the transaction success bonus to the executive at the time of the change in control.

•

If the executive incurs a qualifying termination within 24 months after a change in control, in addition to all accrued but unpaid salary, accrued vacation and unused paid time off, the Company will provide the executive a lump-sum cash payment, continued benefits, and outplacement services as follows: (i) a severance payment determined as the sum of: (A) two times the executive’s then current base salary, plus (B) one times (one and one-half times for the CEO) the executive’s target bonus for the year of the qualifying termination or, if greater the year of the change in control, plus (C) a pro rata portion of one times the executive’s target bonus in effect on the date of the qualifying termination, prorated for the number of months of service completed prior to termination; and (ii) continued access to Company group medical, dental, vision and prescription benefits for the COBRA period, payable at the active employee rate, and outplacement services for an 18-month period, payable by the Company.

The letter agreements include covenants of both the Company and the executive set forth in a form of mutual release, indemnification, confidentiality and non-solicitation agreement, to be executed following the executive’s termination.

Equity Plans . Upon a change in control of the Company, all outstanding stock options that were granted under our Executive Employee Incentive Plan become fully vested and exercisable. Most of these outstanding awards are already vested by their terms, and any remaining will vest in 2014. Under the Omnibus Plan, unless otherwise set forth in the award agreement, upon a change in control of the Company: (i) outstanding options and stock appreciation rights become fully vested and exercisable, (ii) other service-based awards become fully vested, and (iii) performance-based awards immediately vest and the performance conditions are deemed satisfied as if target performance level had been achieved. We believe that these change-in-control provisions help keep our employees focused on completing a transaction that may be in the best interest of our stockholders, without the added distraction of personal concern about how the transaction may affect their outstanding equity awards.

Do we have a policy regarding stock ownership?

We do not have stock ownership guidelines for our NEOs; however, the committee considers the number of equity awards previously granted to our NEOs and other key employees in determining whether to grant additional equity awards and, if so, the amount to be granted.

What is the impact of regulatory requirements?

We are subject to various regulatory and disclosure requirements under tax, accounting, and securities laws and regulations. However, the effect of these rules does not have a substantial impact on our compensation decisions or philosophy. Regulatory requirements have a limited impact on our compensation plan and program components, as we are focused primarily on the competitive landscape and compensation practices of other restaurant companies. Our stockholders have approved our Omnibus Plan so that we may make performance-based awards under the plan that are designed to satisfy the performance-based exception to the deduction limit under Section 162(m) of the Internal Revenue Code, provided the other requirements for performance-based compensation are satisfied. However, to maintain flexibility in compensating our executives, the compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the committee believes that such payments are appropriate. Service-based restricted stock and restricted stock unit awards are not eligible for the performance-based compensation exemption.

How do we manage risk in our compensation programs?

The compensation committee has designed our compensation programs to avoid excessive risk-taking. The following are some of the features that are designed to help us appropriately manage compensation-related business risk:

•	Diversification of incentive-related risk by employing a variety of performance measures, including financial and individual performance;

•	Fixed maximum award levels for performance-based awards; and

•

An assortment of vehicles for delivering compensation, including cash and equity based incentives with different time horizons, to focus our executives on specific objectives that help us achieve our business plan and create an alignment with long-term stockholder interests.

The compensation committee has reviewed with management the design and operation of our incentive compensation arrangements, including the performance objectives and target levels used in connection with incentive awards, for the purpose of assuring that these arrangements do not provide our executives or employees with incentive to engage in business activities or other behavior that would impose unnecessary or excessive risk to the value of the Company or the investments of our stockholders. The compensation committee considered compensation programs that apply to management short-term and long-term incentives. The compensation committee concluded that these compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.

Conclusion

The three primary elements of compensation that we provide to our executive officers are intended to achieve a combination of our corporate objectives and to provide competitive and reasonable executive compensation. Tying the annual performance bonus to the performance factors of Adjusted EBITDA, system-wide sales and same store sales focuses our NEOs on financial measures of success that are important to our stockholders. The time-vesting component of long-term incentives encourages continued service. We believe our NEOs are reasonably compensated in a manner that is consistent with our interests and the interests of our stockholders. Our NEOs have shown dedication to our success and we believe this has been achieved, in part, through our compensation philosophy and decisions.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows the amount of compensation we paid to our Chief Executive Officer (CEO), our Chief Financial Officer (CFO) and each of our other executive officers during the past fiscal year (NEOs). The amounts shown include the cash and non-cash compensation awarded to, earned by or paid to each NEO.

2013 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($)		Total ($)
Jeffrey J. O’Neill (5)	2013	518,077		104,000	206,544	221,195	25,000	43,506	(6)	1,118,322
Former President and Chief Executive Officer	2012	508,077		327,000	229,632	297,570	383,520	—		1,745,799
	2011	495,758		90,000	242,112	404,432	36,000	—		1,268,302

John Coletta (7)	2013	53,308		—	357,600	136,852	—	—		547,760
Chief Financial Officer

Emanuel P.N. Hilario	2013	325,731	(8)	51,000	66,200	68,951	12,000	18,680	(9)	542,554
Chief Operations Officer	2012	307,269		253,303	132,480	84,778	174,276	—		952,106
	2011	297,115		49,500	69,840	126,070	16,200	87,447		646,172

D. Glenn Lunde	2013	187,000	(10)	25,500	142,900	144,532	6,000	176,981	(11)	682,903
Chief Concept Officer

Rhonda J. Parish	2013	309,231		46,500	59,580	55,161	11,000	13,856	(12)	495,328
Chief Legal Officer	2012	304,846		178,605	66,240	84,778	172,584	—		807,053
	2011	297,115		45,000	69,840	100,856	16,200	—		529,011

Brian L. Unger	2013	188,904	(13)	—	59,580	68,951	—	33,308	(14)	350,730
Former Chief Restaurant Officer	2012	317,511		110,243	132,480	84,778	179,916	—		824,928

(1)	Bonus amounts include discretionary amounts earned based on individual performance in 2011, 2012 and 2013 under the annual Bonus Plans for those years. Under the 2011, 2012 and 2013 Bonus Plans, once the Company achieved threshold performance targets for Adjusted EBITDA, system-wide store sales and comparable store sales percentages, 80% of the target bonus opportunity was based on financial performance and 20% was discretionary based on individual performance. The amounts earned based on financial performance are shown in the Non-Equity Incentive Plan Compensation column of this table.
(2)	Amounts in this column represent the aggregate grant date fair value of restricted stock unit awards to the NEOs in the reported year, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation (ASC Topic 718). For 2013, the awards for which the grant date fair value is shown in this table are described in the Grants of Plan-Based Awards table. The grant date fair value of the restricted stock unit awards granted in 2013, 2012 and 2011 was determined by reference to the closing price of the shares on the grant date.
(3)	Amounts in this column represent the aggregate grant date fair value of stock options granted to the NEOs in the reported year, determined in accordance with ASC Topic 718. For 2013, the awards for which the grant date fair value is shown in this table are described in the Grants of Plan-Based Awards table. For a discussion of the assumptions used in calculating grant date fair value, see Note 12 to our audited financial statements on page 71 of our Form 10-K for the year ended December 31, 2013.
(4)	Represents the amounts paid based on the achievement of financial targets under the 2011, 2012 and 2013 Bonus Plans (described in footnote 1 above).
(5)	Mr. O’Neill resigned from the Company on February 24, 2014.
(6)	The amount shown includes a cash dividend equivalent payment of $41,600 and life insurance imputed income in 2013.

(7)	Mr. Coletta joined the Company and became our CFO on October 21, 2013. The salary paid to him in 2013 was based on an annual salary of $330,000. Mr. Coletta was not eligible to receive any payment under the 2013 Bonus Plan, but he did receive a one-time sign-on bonus.
(8)	Mr. Hilario was our CFO until October 2013 and also became our COO in July 2013. The salary paid to him in 2013 was based on an annual salary of $320,000 with an increase in July 2013 to $340,000. His bonus was based on the increased salary.
(9)	The amount shown includes a cash dividend equivalent payment of $ 18,000 and life insurance imputed income in 2013.
(10)	Mr. Lunde joined the Company and became our CCO in June 2013. The salary paid to him in 2013 was based on an annual salary of $340,000. His bonus was prorated for 2013 from his date of hire.
(11)	The amount shown includes the aggregate cost to the Company of $ 176,530 for relocation allowances and reimbursement of expenses to Mr. Lunde for moving his principal residence to the Company’s headquarters in Colorado and life insurance imputed income in 2013.
(12)	The amount shown includes a cash dividend equivalent payment of $12,000 and life insurance imputed income in 2013.
(13)	Mr. Unger retired in July 2013. The salary paid to him was based on an annual salary of $325,000. Mr. Unger was not eligible to receive payment under the 2013 Bonus Plan.
(14)	The amount includes a cash dividend equivalent payment of $32,000 and life insurance imputed income in 2013.

2013 GRANTS OF PLAN BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (2)
		Threshold ($)	Target ($)	Maximum ($)
Jeffrey J. O’Neill	Bonus	41,446	414,462	621,693
	2/25/2013	—	—	—		80,200	13.24	221,195
	2/25/2013	—	—	—	15,600	—	—	206,544

John Coletta	Bonus (3)	—	—	—
	10/29/2013					40,000	17.88	136,852
	10/29/2013				20,000	—	—	357,600

Emanuel P.N. Hilario	Bonus	19,543	195,438	293,158
	2/25/2013	—	—	—		25,000	13.24	68,951
	2/25/2013	—	—	—	5,000	—	—	66,200

D. Glenn Lunde	Bonus (4)	11,220	112,200	168,300
	6/3/2013					50,000	14.29	144,532
	6/3/2013				10,000	—	—	142,900

Rhonda J. Parish	Bonus	18,554	185,539	278,308
	2/25/2013	—	—	—	—	20,000	13.24	55,161
	2/25/2013	—	—	—	4,500	—	—	59,580

Brian L. Unger	Bonus (5)	—	—	—
	2/25/2013	—	—	—		25,000	13.24	68,951
	2/25/2013	—	—	—	4,500	—	—	59,580

(1)

Represents potential payout opportunities for performance in 2013 under the Annual Bonus Plan, based on performance goals established by the compensation committee in the beginning of the year. Threshold amounts shown in the table assume threshold performance of Adjusted EBITDA, system-wide store sales and comparable store sales percentages under the financial component, and no payout under the individual performance component, of the 2013 Annual Bonus Plan. Target amounts shown in the table assume target performance under each of the financial measures, of such plan. Maximum amounts shown in the table assume maximum payout under the financial components. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Performance Bonus” and the “Summary Compensation Table” for actual amounts earned for fiscal 2013.
(2)	Represents the aggregate grant date fair value of each stock and option award, determined pursuant to ASC Topic 718. For a discussion of the assumptions used in calculating grant date fair value of such stock options, see Note 12 to our audited financial statements on page 71 of our Form 10-K for the year ended December 31, 2013.
(3)	Mr. Coletta was not eligible to receive payment under the 2013 Bonus Plan based on his date of hire.
(4)	Mr. Lunde’s payment under the 2013 Bonus Plan was prorated from his date of hire.
(5)	Mr. Unger retired from the company in July 2013 and was not eligible to receive payment under the 2013 Bonus Plan.

Summary of Material Terms of Compensation Paid in 2013

Annual Bonus Plan. The Compensation Discussion and Analysis section of this proxy statement describes our Annual Bonus Plan under which our NEOs were eligible to receive an annual cash bonus based on a combination of their individual performance and the achievement of certain financial goals. Eighty percent (80%) of the annual bonus opportunity for our named executive officers in 2013 was based on financial performance and 20% was based on an assessment of each executive’s individual performance.

Equity Awards. In 2013, we granted to each of our NEOs a combination of (i) restricted stock units that vest in substantially equal annual installments over a three-year period provided the officer remains employed as of each vesting date, and (ii) ten-year stock options that vest in substantially equal annual installments over a three-year period provided the officer remains employed as of each vesting date.

Employment and Other Arrangements

Offer Letters. We do not currently have employment agreements, other than offers of employment.

Jeffrey J. O’Neill. As part of Mr. O’Neill’s employment offer dated December 3, 2008, he is eligible for a target annual bonus opportunity of 100 percent of his annual salary based upon company performance and individual performance. In addition, we agreed to grant him options to purchase a minimum of 25,000 shares of common stock annually in 2010, 2011 and 2012 and to pay him one year’s salary if he is terminated without cause.

Rhonda J. Parish. Pursuant to her employment offer, Ms. Parish was offered an annual salary of $265,000 and granted options to purchase 60,000 shares of common stock, vesting in annual installments over three years, and she is eligible for a target annual bonus opportunity of 75 percent of her annual salary based upon company performance and individual performance. We also agreed to a one-time payment of $80,000 for relocation expenses as well as certain other additional relocation expenses considered separate from the one-time payment.

Emanuel P.N. Hilario. Pursuant to his employment offer, Mr. Hilario was offered an annual salary of $285,000 and granted options to purchase 60,000 shares of common stock, vesting in annual installments over three years, and he is eligible for a target annual bonus opportunity of 75 percent of his annual salary based upon company performance and individual performance. The Company will provide Mr. Hilario one year’s salary in the event of termination of his employment from the Company for any reason other than cause. We also agreed to a one-time payment of $50,000 for relocation expenses as well as certain other additional relocation expenses considered separate from the one-time payment.

John Coletta. Pursuant to his employment offer dated as of September 22, 2013, Mr. Coletta was offered an annual salary of $330,000, a one-time signing bonus of $50,000, and he is eligible for a target annual bonus opportunity of 75 percent of his annual salary based upon company performance and individual performance.

Mr. Coletta was granted options to purchase 40,000 shares of common stock and 20,000 restricted stock units, with two-thirds of such awards vesting on February 25, 2015 and one-third vesting on February 25, 2016. The Company will provide Mr. Coletta one year’s salary in the event of termination of his employment from the Company for any reason other than cause during the 12-month period following his date of hire.

D. Glenn Lunde. Pursuant to his employment offer dated as of June 30, 2013, Mr. Lunde was offered an annual salary of $340,000; the Company will cover the cost of real estate commissions on the sale of his current home in California and reimburse up to $50,000 for other customary and reasonable moving expenses. Mr. Lunde is also eligible for a target annual bonus opportunity of 75 percent of his annual salary based upon company performance and individual performance. Mr. Lunde was granted options to purchase 50,000 shares of common stock and 10,000 restricted stock units, with one-thirds of such awards vesting on February 25, 2014, 2015 and 2016, respectively. The Company will provide Mr. Lunde one year’s salary in the event of termination of his employment from the Company for any reason other than cause during the 12-month period following his date of hire.

Transaction Agreements. In April, 2012, we entered into a letter agreement with Messrs. O’Neill, Hilario and Ms. Parish in connection with the Company’s review of strategic alternatives at that time and the compensation and benefit terms remain in effect until such agreements are terminated. In order to treat our executive officers comparably, in June, 2013 and February, 2014 we entered into letter agreements with Messrs. Lunde and Coletta, respectively, providing the same compensation and benefit terms upon a change of control. All of the agreements provide the following compensation and benefits for the executives to ensure continuity of management upon a change of control:

•

Upon a change in control of the Company, all outstanding equity awards become fully vested. If the executive’s employment is terminated without “cause” or he or she resigns for “good reason” (which in either case is referred to as a “qualifying termination”) within 24 months after the change in control, any options that were outstanding as of the date of the change in control shall remain exercisable for a period of two years following the qualifying termination, but not to exceed the expiration of the original option term.

•

If the executive remains employed through the consummation of a change in control, the Company will pay the executive a transaction success bonus in the form of a lump-sum cash payment. The amount of the transaction bonus varies by executive and by level of consideration received by the Company in the transaction. The potential transaction success bonus range for each executive is: Mr. O’Neill $100,000-$500,000; Mr. Coletta $75,000-$300,000; Mr. Hilario $75,000-$300,000; Mr. Lunde $60,000-$275,000 and Ms. Parish $60,000-$275,000. If the executive incurs a qualifying termination prior to the transaction, the Company will pay the transaction success bonus to the executive at the time of the change in control.

•

If the executive incurs a qualifying termination within 24 months after a change in control, in addition to all accrued but unpaid salary, accrued vacation and unused paid time off, the Company will provide the executive a lump-sum cash payment, continued benefits, and outplacement services as follows: (i) a severance payment determined as the sum of: (A) two times the executive’s then current base salary, plus (B) one times (one and one-half times for the CEO) the executive’s target bonus for the year of the qualifying termination or, if greater the year of the change in control, plus (C) a pro rata portion of one times the executive’s target bonus in effect on the date of the qualifying termination, prorated for the number of months of service completed prior to termination; and (ii) continued access to Company group medical, dental, vision and prescription benefits for the COBRA period, payable at the active employee rate, and outplacement services for an 18-month period, payable by the Company.

The letter agreements include covenants of both the Company and the executive set forth in a form of mutual release, indemnification, confidentiality and non-solicitation agreement, to be executed following the executive’s termination.

We have no other employment or similar contracts for our NEOs.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

	Option Awards (1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)
Jeffrey J. O’Neill	21,000	—		—	3.54	12/3/2018	5,200	(3)	74,724
	78,000	—		—	8.92	2/23/2020	10,400	(4)	149,448
	69,508	34,752	(5)	—	12.22	2/22/2021	15,600	(6)	224,172
	30,420	60,840	(7)	—	11.32	2/27/2022
	—	80,200	(8)	—	13.24	2/25/2023

John Coletta	—	40,000	(9)	—	17.88	10/29/2023	20,000	(10)	287,400

Emanuel P.N. Hilario	26,000	—		—	9.25	6/14/2020	1,500	(11)	21,555
	21,668	10,832	(12)	—	12.22	2/22/2021	6,000	(13)	86,220
	8,668	17,332	(14)	—	11.32	2/27/2022	5,000	(15)	71,850
	—	25,000	(16)	—	13.24	2/25/2023

D. Glenn Lunde	—	50,000	(17)	—	14.29	6/3/2023	10,000	(18)	143,700

Rhonda J. Parish	39,000	—		—	8.92	2/23/2020	1,500	(19)	21,555
	17,335	8,665	(20)	—	12.22	2/22/2021	3,000	(21)	43,110
	8,668	17,332	(22)	—	11.32	2/27/2022	4,500	(23)	64,665
	—	20,000	(24)	—	13.24	2/25/2023

Brian L. Unger (25)	—	—		—	—		—		—

(1)	In January 2013, all outstanding options were adjusted as follows to reflect the effects of an extraordinary cash dividend: the number of option shares was multiplied by 1.3 and the exercise price was divided by 1.3.
(2)	Reflects the value calculated by multiplying the number of shares or units by $14.37, which was the closing price of our common stock on December 31, 2013, the last trading day in our 2013 fiscal year.
(3)	5,200 restricted stock units will become vested on May 3, 2014 provided he is then employed by the Company.
(4)	5,200 restricted stock units vested on February 27, 2014 and 5,200 restricted stock units will vest on February 27, 2015 provided he is then employed by the Company.
(5)	34,752 options vested on February 22, 2014.
(6)	5,200 restricted stock units vested on February 25, 2014, and 5,200 restricted stock units will become vested on February 25, 2015 and February 25, 2016, respectively, provided he is then employed with the Company.
(7)	30,420 options vested on February 27, 2014 and 30,420 options are scheduled to vest on February 27, 2015 provided he is then employed by the Company.
(8)	26,734 options vested on February 25, 2014 and 26,733 options are scheduled to vest on February 25, 2015 and February 25, 2016, respectively, provided he is then employed with the Company.
(9)	26,667 options are scheduled to vest on February 25, 2015 and 13,333 options are scheduled to vest on February 25, 2016 provided he is then employed with the Company.
(10)	13,334 restricted stock units are schedule to vest on February 25, 2015 and 6,666 restricted stock units are scheduled to vest on February 25, 2016 provided he is then employed with the Company.
(11)	1,500 restricted stock units are scheduled to vest on May 3, 2014, provided he is then employed by the Company.
(12)	10,832 options vested on February 22, 2014.
(13)	3,000 restricted stock units vested on February 27, 2014 and 3,000 restricted stock units will vest on February 27, 2015 provided he is then employed by the Company.
(14)	8,666 options vested on February 27, 2014 and 8,666 options are scheduled to vest on February 27, 2015 provided he is then employed by the Company.

(15)	1,667 restricted stock units vested on February 25, 2014. 1,667 restricted stock units are scheduled to vest on February 25, 2015 and 1,666 restricted stock units are scheduled to vest on February 25, 2016 provided his is then employed by the Company.
(16)	8,334 options vested on February 25, 2014. 8,333 stock options are scheduled to vest on February 25, 2015 and February 25, 2016, respectively, provided he is then employed by the Company.
(17)	33,333 options are scheduled to vest on February 25, 2015 and 16,667 options are scheduled to vest on February 25, 2016 provided he is then employed by the Company.
(18)	6,667 restricted stock units are scheduled to vest on February 25, 2015 and 3,333 restricted stock units are scheduled to vest on February 25, 2016 provided he is then employed by the Company.
(19)	1,500 restricted stock units are scheduled to vest on May 3, 2014 provided she is then employed by the Company.
(20)	8,665 options vested on February 22, 2014.
(21)	1,500 restricted stock units vested on February 27, 2014. 1,500 restricted stock units are scheduled to vest on February 27, 2015 provided she is then employed by the Company.
(22)	8,666 options vested on February 27, 2014. 8,666 options are scheduled to vest on February 27, 2015 provided she is then employed by the Company.
(23)	1,500 restricted stock units vested on February 25, 2014. 1,500 restricted stock units are scheduled to vest on February 25, 2015 and February 25, 2016, respectively, provided she is then employed by the Company.
(24)	6,667 options vested on February 25, 2014. 6,667 options are scheduled to vest on February 25, 2015 and 6,666 options are scheduled to vest on February 25, 2016 provided she is then employed by the Company.
(25)	Mr. Unger retired from the Company in July 2013. All vested options were exercised within 90 days of his retirement and all unvested equity awards were cancelled.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2013

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)
Jeffrey J. O’Neill	70,000	858,348	10,400	142,688
John Coletta	—	—	—	—
Emanuel P.N. Hilario	52,000	300,805	4,500	61,170
D. Glenn Lunde	—	—	—	—
Rhonda J. Parish	—	—	3,000	41,160
Brian L. Unger	60,668	246,680	8,000	110,520

(1)	Represents the number of shares acquired upon the exercise of stock options in 2013 and the aggregate value realized upon exercise, calculated as the difference between the market price of the shares underlying the options at exercise and the applicable exercise price of those options.
(2)	Represents the number of shares of restricted stock and restricted stock units that vested in 2013 and the aggregate value of such shares of common stock based upon the fair market value of our common stock on the vesting date.

2013 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Jeffrey J. O’Neill	—	—	—	—	—
John Coletta	—	—	—	—	—
Emanuel P.N. Hilario	—	—	—	—	—
D. Glenn Lunde	—	115,077	6,177	—	121,254
Rhonda J. Parish	—	—	—	—	—
Brian L. Unger	—	—	32,979	50,183	219,955

Messrs. Unger and Lunde participated in our Deferred Compensation Plan in 2013 or have an existing balance in such plan. Under our Deferred Compensation Plan, eligible employees may defer up to 80% of their base salary and bonus each year. Participant elections to defer are made annually prior to the beginning of the calendar year. The participant becomes a general unsecured creditor of the Company with respect to amounts deferred. The plan committee, with the advice of its investment advisor, establishes available investments and participants choose investments to be used for crediting earnings. The investment choices are the same as those offered in our 401(k) plan and the appreciation, if any, in the account balance of participants is due solely to contributions by participants and the underlying performance of those investment funds selected by the participants. The participants can make changes in the allocations of their deferred compensation among those funds in generally the same manner and on generally the same terms as under our 401(k) plan. Amounts deferred to the plan are notionally “invested” among the various investment funds selected by the participants. A participant’s amounts are not actually invested in the investment funds but the return on the participant’s account is determined as if the amounts were invested in those funds. The Company does not contribute to the Deferred Compensation Plan on behalf of employees or match the deferral made by participants. Participants may elect up to five specified payment dates for distributions, which are established as separate accounts and may also establish a “separation from service” account. Each year, participants may allocate contributions for the next year to one or more of the specified payment date accounts or the separation from service account. Amounts in a specified payment date account are distributed in a lump sum and distributions from the separation from service accounts may be distributed in a lump sum or in annual installments over, but not exceeding, a five-year period, subject to a six-month delay, if required under Section 409A. Participants must elect lump sum distributions or installments prior to the date they allocate contributions. The plan is administered by the third party administrator who provides recordkeeping and third party administration for the Company’s 401(k) plan.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

The following narrative disclosure summarizes the compensation and benefits payable to each of the named executive officers in the event of a termination of such named executive officer’s employment under various circumstances, assuming that such termination was effective as of December 31, 2013, the last day of the Company’s fiscal year. As noted above, Mr. Unger retired from the Company effective as of July 18, 2013, and did not receive any termination payments or benefits.

Involuntary Termination Without a Change in Control

Offer letters with Messrs. O’Neill, Hilario, Lunde and Coletta. Pursuant to their employment offer letters, Messrs. O’Neill and Hilario are entitled to one year’s salary in the case of termination by the Company other than for cause and Messrs. Lune and Coletta are entitled to one year’s salary in the case of termination by the Company other than for cause during the 12-month period following their respective dates of hire. Accordingly, in the event of a termination by the Company other than for cause as of December 31, 2013, Messrs. O’Neill, Hilario, Lunde and Coletta would be entitled to receive $520,000, $340,000, $340,000 and $330,000, respectively.

Separation Agreement. As noted above, Mr. O’Neill resigned from the Company on February 24, 2014. In connection with his termination of employment, the Company entered into a Separation Agreement with Mr. O’Neill, pursuant to which the Company agreed to pay or provide Mr. O’Neill with the following payments or benefits: (i) a severance payment consisting of salary continuation for one year, based on his current base salary of $520,000, (ii) payment of his COBRA insurance premiums for one year, and (iii) accelerated vesting of all unvested stock options and restricted stock units held be Mr. O’Neill, and a six month period following the termination date to exercise such stock options. The Separation Agreement includes a release by Mr. O’Neill of any claims against the Company, as well as certain restrictive covenants binding on Mr. O’Neill.

Involuntary Termination With a Change in Control

Transaction Agreements. The Transaction Agreements with each of Messrs. O’Neill, Hilario, Lunde and Colette and Ms. Parish, as described in the Compensation Discussion and Analysis, provide the following compensation and benefits for the executive:

•

Upon a change in control of the Company, all outstanding equity awards become fully vested. If the executive’s employment is terminated without “cause” or he or she resigns for “good reason” (which in either case is referred to as a “qualifying termination”) within 24 months after the change in control, any options that were outstanding as of the date of the change in control shall remain exercisable for a period of two years following the qualifying termination, but not to exceed the expiration of the original option term.

•

If the executive remains employed through the consummation of a change in control, the Company will pay the executive a transaction success bonus in the form of a lump-sum cash payment. The amount of the transaction bonus varies by executive and by level of consideration received by the Company in the transaction. The potential transaction success bonus range for each executive is: Mr. O’Neill $100,000-$500,000; Mr. Coletta $75,000-$300,000; Mr. Hilario $75,000-$300,000; Mr. Lunde $60,000-$275,000 and Ms. Parish $60,000-$275,000. If the executive incurs a qualifying termination prior to the transaction, the Company will pay the transaction success bonus to the executive at the time of the change in control.

•

If the executive incurs a qualifying termination within 24 months after a change in control, in addition to all accrued but unpaid salary, accrued vacation and unused paid time off, the Company will provide the executive a lump-sum cash payment, continued benefits, and outplacement services as follows: (i) a severance payment determined as the sum of: (A) two times the executive’s then current base salary, plus (B) one times (one and one-half times for the CEO) the executive’s target bonus for the year of the qualifying termination or, if greater the year of the change in control, plus (C) a pro rata portion of one times the executive’s target bonus in effect on the date of the qualifying termination, prorated for the number of months of service completed prior to termination; and (ii) continued access to Company group medical, dental, vision and prescription benefits for the COBRA period, payable at the active employee rate, and outplacement services for an 18-month period, payable by the Company.

Equity Awards. Upon a change in control, all outstanding options granted under the Executive Employee Incentive Plan would become fully vested and exercisable. For awards granted under the Omnibus Plan, unless otherwise provided in an award agreement: (i) outstanding options and SARs would become fully vested and exercisable, (ii) service-based awards other than options and SARs would become fully vested, and (iii) performance-based awards other than options and SARs would immediately vest at the “target” level.

After termination of service, other than termination for cause, an employee may exercise his or her options for the period as determined by the committee, but if no period is specified, generally, this means that if termination is due to death or disability, the option will remain exercisable for 12 months. In other cases, the option generally remains exercisable for three months following termination of service. In no event may an option be exercised later than the expiration of its term.

If a change of control had occurred and our NEOs had been terminated without cause at our fiscal 2013 year end, our NEOs would have received at a maximum the following total value based upon (1) the acceleration of all their respective outstanding equity awards based on the Company’s closing share price on fiscal 2013 year-end of $; (2) maximum transaction success bonus; (3) two times then current base salary; (4) one times target bonus (1.5x for Mr. O’Neill); (5) 18 months COBRA; and (6) outplacement services for 18 months—Mr. O’Neill: $2,790,612; Mr. Hilario: $1,393,321; Mr. Coletta: $1,519,502; Mr. Lunde: $1,357,623 and Ms. Parish: $1,273,895.

2013 DIRECTOR COMPENSATION

Name	Fees earned or Paid in Cash ($)	Option Awards ($)	Stock Awards ($)	Total ($)
Michael W. Arthur (1)	46,000	—	—	46,000
E. Nelson Heumann (2)	70,000	—	—	70,000
Frank C. Meyer (1)	44,000	—	—	44,000
Edna K. Morris (3)	43,000	—	—	43,000
Thomas J. Mueller (1)	45,000	—	—	45,000
S. Garrett Stonehouse, Jr. (1)	51,500	—	—	51,500

(1)	As of December 31, 2013 the director held vested options to purchase 28,465 shares of common stock and 2,457 restricted stock units.
(2)	As of December 31, 2013 the director held vested options to purchase 5,115 shares of common stock and 4,914 restricted stock units.
(3)	As of December 31, 2013 the director held vested options to purchase 2,587 shares of common stock and 2,457 restricted stock units.

Director Compensation

For fiscal year 2013, each of our non-employee independent directors other than Mr. Heumann received a $20,000 annual retainer, plus $2,000 for each board meeting, $1,500 for each meeting attended by the respective committee chair and $1,000 for each meeting attended by a non-chair committee member. Mr. Heumann, as chairman of the board, received an annual retainer of $40,000 plus $3,000 for each board meeting.

The annual retainer and meeting fees earned by each director are shown below

Director	Role	Basic Annual Retainer ($)	Meeting Fees ($)
Arthur	Chair, Audit Committee	20,000	$26,000
Heumann	Chairman of the Board	40,000	$30,000
Meyer	Director	20,000	$24,000
Morris	Director	20,000	$23,000
Mueller	Director	20,000	$25,000
Stonehouse	Chair, Compensation Committee	20,000	$31,500

For fiscal year 2013, no equity grants were awarded to non-employee directors. All non-employee directors are reimbursed for out-of-pocket expenses incurred by them in connection with attendance at board meetings and committee meetings. There were no other arrangements pursuant to which any non-employee director was compensated during fiscal year 2013.

BENEFITS UNDER EQUITY COMPENSATION PLANS AS OF JANUARY 1, 2014

The following table summarizes equity compensation plan information as of January 1, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants or rights (1)	Weighted- average exercise price of outstanding options, warrants, or rights (1)	Number of securities remaining available for future issuances under equity compensation plans
Equity compensation plans approved by security holders	1,133,474	$11.39	328,218	(2)
Equity compensation plans not approved by security holders	80,950	12.55	121,678
Total	1,214,424	$11.46	449,896

(1)	There are no outstanding warrants.
(2)	This number includes 224,994 shares of common stock reserved for future issuance under the 2011 Omnibus Incentive Plan and 103,224 shares of common stock reserved for future issuance under the Equity Plan for Non-Employee Directors.

Corporate Code of Conduct

We have adopted a Corporate Code of Conduct that applies to our directors, executive officers and all of our employees. We will provide any person, without charge and upon request, with a copy of our Corporate Code of Conduct. Requests should be directed to us at 555 Zang Street, Suite 300, Lakewood, Colorado 80228, Attention: Secretary. The Corporate Code of Conduct is also available on our website at www.einsteinnoah.com . The information on our website is not incorporated into this proxy statement.

We will disclose any amendments to or waivers of the Corporate Code of Conduct on our website at www.einsteinnoah.com . We have established a confidential hotline to answer employees’ questions related to the Corporate Code of Conduct and to report any concerns. Our audit committee also has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such forms received by us, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners have been complied with for the fiscal year ended January 1, 2013.

HOUSEHOLDING

As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to Einstein Noah Restaurant Group, Inc., 555 Zang Street, Suite 300, Lakewood, Colorado 80228, Attention: Secretary, or by telephone at (303) 568-8000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

PROPOSALS OF STOCKHOLDERS

Stockholders wishing to include proposals in the proxy materials in relation to the annual meeting in 2015 must submit the proposals in writing so as to be received by the Secretary at our executive offices, no later than the close of business on November 28, 2014. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals.

In accordance with the Company’s restated certificate of incorporation regarding stockholder nominations for director and stockholder proposals intended to be presented at the 2015 annual meeting but not included in the proxy statement for such meeting, written notice of such proposals, to be timely, must be received by the Company no earlier than January 29, 2015 and no later than February 28, 2015 (i.e., no more than 90 days and no less than 60 days prior to April 29, 2015, the first anniversary of the Annual Meeting). In the event that the date of the 2015 annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Company no earlier than the 90th day prior to such meeting and not later than the close of business on the later of (i) 60 days prior to the date of the meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting is made. Such notice must contain the information specified in the Company’s restated certificate of incorporation, including information concerning the nominee or proposal and information about the stockholder’s ownership of Common Stock. A proxy granted by a stockholder pursuant to this proxy statement will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice provisions, subject to applicable rules of the SEC.

All such nominations and proposals for which timely notice is not received in the manner described above will be ruled out of order at the meeting, resulting in any such nominee not being eligible for election or such proposal’s underlying business not being eligible for consideration at the meeting.

OTHER BUSINESS

We do not anticipate that any other matters will be brought before the Annual Meeting. However, if any additional matters shall properly come before the meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

BY THE BOARD OF DIRECTORS

Rhonda J. Parish
Secretary

Lakewood, Colorado

March 21, 2014

Annex A

FIRST AMENDMENT TO THE

EINSTEIN NOAH RESTAURANT GROUP, INC.

2011 OMNIBUS INCENTIVE PLAN

Einstein Noah Restaurant Group, Inc. (the “Company”) maintains the Einstein Noah Restaurant Group, Inc. 2011 Omnibus Incentive Plan (the “Plan”), as approved by the Company’s stockholders on May 3, 2011. The Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to increase the number of shares of the Company’s common stock subject to the Plan to a total of 1,850,000 shares.

1. Amendment of Plan: The following Amendment to the Plan is adopted, effective as provided in Paragraph 2:

Section 4.1 shall be amended by replacing the existing Section 4.1 with the following Section 4.1:

4.1 Number of Shares Authorized and Available for Awards. Subject to adjustment as provided under the Plan, the total number of Shares that are available for Awards under the Plan shall be equal to 1,850,000 Shares. Effective April 29, 2014, the maximum aggregate number of Shares that may be issued under the Plan pursuant to Awards shall be increased from 1,000,000 to 1,850,000, all of which may be issued under any type of Award under the Plan. Such Shares may be authorized and unissued Shares or treasury Shares or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee. Any of the authorized Shares may be used for any type of Award under the Plan, and any or all of the Shares may be allocated to Incentive Stock Options.

2. Effective Date: Subject to approval by the Company’s stockholders at the 2014 Annual Meeting, this Amendment shall be effective as of April 29, 2014.

3. Terms and Conditions of Plan: Except for the above Amendment, all terms and conditions of the Plan shall be and remain unamended, and the Plan as amended shall remain in full force and effect.

4. Execution: The Company has executed this Amendment as of the date set forth below.

EINSTEIN NOAH RESTAURANT GROUP, INC.

By:

Title:

Date:

EINSTEIN NOAH Restaurant Group, INC. Using a black inkpen, mark your votes with an Xas shown inthis example. Please do not write outside the designated areas. PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting Proxy Card.IMPORTANT ANNUAL MEETING INFORMATIONAuthorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BelowBSignature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box.Date (mm/dd/yyyy) — Please print date below.3. Proposal to approve, by a non-binding advisory resolution,the compensation of the Company’s executive officers.+AProposals — The Board of Directors recommends a vote FORthe election of each of the nominees for director listed below and FORProposals 2, 3 and 4.ForAgainstAbstain2. Proposal to approve an amendment to the 2011 OmnibusIncentive Plan to increase the number of authorized sharesfor issuance under the Plan.1. Proposal to elect six directors.Mark here to WITHHOLDvote from all nomineesMark here to voteFORall nomineesFor All EXCEPT- To withhold authority to vote for anynominee(s), write the name(s) of such nominee(s) below. 01 - Michael W. Arthur02 - E. Nelson Heumann03 - Frank C. Meyer04 - Edna K. Morris05 - Thomas J. Mueller06 - S. Garrett Stonehouse, Jr.Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, or guardian,please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.ForAgainstAbstain4. Proposal to ratify the appointment of Grant Thornton LLP asindependent auditors for Einstein Noah Restaurant Group,Inc. for the fiscal year ending December 30, 2014.5. In their discretion upon such other matters as may properlycome before the meeting. 1 UPX

Proxy — EINSTEIN NOAH RESTAURANT GROUP, INC.

555 Zang Street, Suite 300
Lakewood, CO 80228

This Proxy is solicited on Behalf of the Board of Directors.

This proxy is solicited on behalf of the Board of Directors of Einstein Noah Restaurant Group, Inc. for the Annual Meeting on April 29, 2014. The undersigned appoints Michael W. Arthur and Rhonda J. Parish, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Einstein Noah Restaurant Group, Inc. common stock that the undersigned may be entitled to vote at the Annual Meeting of stockholders to be held on April 29, 2014, and at any adjournment or postponement thereof as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the election of each of the nominees for director listed below and FOR Proposals 2, 3 and 4.

This proxy revokes all proxies with respect to the annual meeting and may be revoked prior to exercise. Receipt of the Notice of Annual Meeting and the Proxy Statement relating to the Annual Meeting is hereby acknowledged.

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope

Using a black ink pen, mark your votes with an X as shown inthis example. Please do not write outside the designated areas. PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting Proxy Card. IMPORTANT ANNUAL MEETING INFORMATIONAuthorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BelowBSignature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box.Date (mm/dd/yyyy) — Please print date below.3. Proposal to approve, by a non-binding advisory resolution,the compensation of the Company’s executive officers.+AProposals — The Board of Directors recommends a vote FORthe election of each of the nominees for director listed below and FORProposals 2, 3 and 4.ForAgainstAbstain2. Proposal to approve an amendment to the 2011 OmnibusIncentive Plan to increase the number of authorized sharesfor issuance under the Plan.1. Proposal to elect six directors.Mark here to WITHHOLDvote from all nomineesMark here to voteFORall nomineesFor All EXCEPT- To withhold authority to vote for anynominee(s), write the name(s) of such nominee(s) below. 01 - Michael W. Arthur02 - E. Nelson Heumann03 - Frank C. Meyer04 - Edna K. Morris05 - Thomas J. Mueller06 - S. Garrett Stonehouse, Jr.Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, or guardian,please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.ForAgainstAbstain4. Proposal to ratify the appointment of Grant Thornton LLP asindependent auditors for Einstein Noah Restaurant Group,Inc. for the fiscal year ending December 30, 2014.5. In their discretion upon such other matters as may properlycome before the meeting.